DEFINITIVE PROXY STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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500 WIND RIVER WAY

ALAMEDA, CA 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2007

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Wind River Systems, Inc. The Annual Meeting will be held on Wednesday, June 13, 2007, at 9:00 a.m. local time at Wind River’s headquarters located at 500 Wind River Way, Alameda, California. The items of business are:

1.	The election of our Board of Directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008;

3.	Approval of an amendment of Wind River’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the 2005 Equity Incentive Plan by 6,400,000 shares;

4.	Approval of Wind River’s Section 162(m) Performance Incentive Award Plan; and

5.	Approval of an amendment of Wind River’s 1993 Employee Stock Purchase Plan to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the 1993 Employee Stock Purchase Plan by 1,800,000 shares plus annual increases of up to 300,000 shares in each of the five years commencing in 2008 so long as such increases consist of shares repurchased in the open market.

In addition, we may transact such other business as may properly come before the Annual Meeting or any continuations, adjournments or postponements thereof. We are not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting. Please read the Proxy Statement carefully.

Only stockholders of record at the close of business on April 16, 2007 are entitled to vote at the Annual Meeting. This Notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about May 8, 2007. Whether or not you plan to attend the Annual Meeting, please vote using the Internet or the telephone, or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. The Proxy Statement describes the proxy voting in more detail.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy materials electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http://ir.windriver.com.

By Order of the Board of Directors,

Ian R. Halifax
Secretary

Alameda, California

May 8, 2007

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2007

INFORMATION CONCERNING SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc. (“Wind River” or the “Company”) for use at Wind River’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 13, 2007, at 9:00 a.m. local time, or at any continuations, adjournments or postponements thereof. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Wind River’s headquarters located at 500 Wind River Way, Alameda, California 94501.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May 8, 2007, to stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the year ended January 31, 2007, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders may obtain, for the cost of copying, a copy of any exhibits to our Form 10-K by writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Secretary. Our telephone number is (510) 748-4100, and our Internet address is http://www.windriver.com.

Stockholders may obtain a free copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as exhibits and amendments to those reports, on the day of filing with the Securities and Exchange Commission (“SEC”) on or through our website at http://www.windriver.com or by contacting the Investor Relations Department at our corporate offices by calling (866) 296-5361. Stockholders may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access the SEC’s website at http://www.sec.gov.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?

You may vote at the Annual Meeting if you owned your shares as of the close of business on April 16, 2007, which is referred to as the “Record Date.” As of the Record Date, we had a total of 85,135,644 shares of common stock (“Common Stock”) outstanding, which were held of record by 610 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our Common Stock that you own as of the close of business on the Record Date.

How do I vote my proxy?

If your shares of Common Stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by:

•	voting via the Internet;

•	voting by telephone; or

•	voting by mail.

You may also choose to come to the Annual Meeting and vote your shares in person, as described below.

- To Vote over the Internet:

To vote over the Internet through services provided by Broadridge Financial Solutions, Inc., log on to the Internet at: http://www.proxyvote.com and follow the instructions at that site. If you vote on the Internet, you do not need to complete and mail your proxy card.

- To Vote by Telephone:

To vote by telephone through services provided by Broadridge Financial Solutions, Inc., call the phone number printed on your proxy card or voting instruction form, and follow the instructions provided on each proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

- To Vote by Mail:

Sign and return the proxy card in the enclosed postage-paid and addressed envelope. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

- To Vote in Person at the Annual Meeting:

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the Annual Meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Wind River 401(k) Plan Participants:

If you are a participant in our 401(k) Plan, your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How will the proxy holders vote?

If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the election of all of the directors listed in Proposal One and “FOR” Proposals Two, Three, Four and Five.

What matters are being presented at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in the Notice of Meeting and this Proxy Statement.

Will the proxy holders have discretionary voting power?

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you have subsequently revoked your proxy.

How can I change my vote?

If you are a holder of record and would like to change your vote, you can do so in the following ways:

•	deliver written notice of your revocation to our Secretary prior to the Annual Meeting;

•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Please note that your attendance at the Annual Meeting in and of itself is not enough to revoke your proxy. If your shares are held by a broker, bank or other nominee, you must contact them in order to find out how to change your vote.

Who is paying the cost of this proxy solicitation?

Wind River will pay the cost of this proxy solicitation. We plan to retain Mellon Investor Services LLC to assist with the solicitation for an estimated fee of $8,500 plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

What constitutes a quorum for the Annual Meeting?

The Annual Meeting will be held if a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the re-election of John C. Bolger, Jerry L. Fiddler, Narendra K. Gupta, Grant M. Inman, Harvey C. Jones, Kenneth R. Klein and Standish H. O’Grady as the members of our Board of Directors;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008;

•

“FOR” approval of an amendment of Wind River’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the 2005 Equity Incentive Plan by 6,400,000 shares;

•	“FOR” approval of Wind River’s Section 162(m) Performance Incentive Award Plan; and

•

“FOR” approval of an amendment of Wind River’s 1993 Employee Stock Purchase Plan to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the 1993 Employee Stock Purchase Plan by 1,800,000 shares plus annual increases of up to 300,000 shares in each of the five years commencing in 2008 so long as such increases consist of shares repurchased in the open market.

What vote is required for the proposals?

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to (i) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, (ii) approve the amendment of the 2005 Equity Incentive Plan, (iii) approve the adoption of the Section 162(m) Performance Incentive Award Plan, and (iv) approve the amendment of the 1993 Employee Stock Purchase Plan.

How are abstentions, withheld, and broker non-votes counted?

We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•	entitled to vote on a particular subject matter at the Annual Meeting.

Therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, as in the cases of Proposals Two, Three, Four and Five, but will have no effect on Proposal One, the election of our directors, who are elected by a plurality of votes. If you hold your Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal. For Proposals One and Two, your broker is entitled to vote your shares on these matters if no instructions are received by you. For Proposals Three, Four and Five, your failure to give voting instructions to your broker will result in a broker non-vote on these matters.

What is the deadline for receipt of stockholder proposals for the 2008 Annual Meeting?

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC. Stockholder proposals, including nominations for the election of directors, that are intended to be presented by such stockholders at our 2008 Annual Meeting of Stockholders must be received by us no later than January 9, 2008 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the first anniversary of the previous year’s meeting but not more than 120 days prior to that date. Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read Article III, Section 5, of our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination. A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate secretary. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Secretary.

In addition, we anticipate that the proxies solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if we are not provided with notice of such proposal on or prior to February 8, 2008.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors is currently comprised of eight members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies. Effective as of the date of the 2007 Annual Meeting, and following the departure of William B. Elmore from the Board of Directors, the number of directors constituting the Board of Directors of the Company will be set at seven. Mr. Elmore has decided not to stand for re-election to the Board of Directors at the 2007 Annual Meeting of Stockholders.

The Board of Directors is responsible for supervision of the overall affairs of Wind River. The Board of Directors held eight meetings during fiscal year 2007. To assist the Board in carrying out its duties, the Board has delegated certain authority to several committees. During fiscal year 2007, overall attendance at Board and committee meetings was 96% and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board of which he was a member.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Messrs. Klein and Fiddler, is “independent” as defined under the rules of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Fiddler will be an independent director by the time of the 2007 Annual Meeting of Stockholders.

In June 2006, the Board designated Harvey C. Jones as Lead Independent Director. During fiscal year 2007, there were six executive sessions of the independent directors.

Information About the Directors and Nominees

The stockholders of Wind River elect our directors each year. Set forth below is information regarding our directors as of May 8, 2007:

Name	Age	Position	Director Since
John C. Bolger	60	Director	2000
William B. Elmore	54	Director	1990
Jerry L. Fiddler	55	Director	1983
Narendra K. Gupta	58	Director, Vice Chairman	2000
Grant M. Inman	65	Director	1999
Harvey C. Jones	54	Lead Independent Director	2004
Kenneth R. Klein	47	Director, Chairman of the Board, President and Chief Executive Officer	2003
Standish H. O’Grady	47	Director	2004

There are no family relationships between any directors and executive officers.

Director Nominees Standing for Re-election:

John C. Bolger became a director of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. From July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems, Inc. Mr. Bolger is currently a private investor and is a retired Vice President, Finance and

Administration, and Secretary of Cisco Systems, Inc., a networking systems company. Mr. Bolger is also a director of Cogent, Inc., a biometric systems company, Integrated Device Technology, Inc., a semiconductor manufacturer, Mattson Technology Inc., a semiconductor equipment manufacturer, and Mission West Properties, a real estate investment trust. He holds a B.A. in English Literature from the University of Massachusetts and an M.B.A. from Harvard University and is a certified public accountant.

Jerry L. Fiddler co-founded Wind River in February 1983 and has served as a director since Wind River’s inception. He also served as Chairman of the Board from February 1983 to January 2004. Mr. Fiddler served as Chief Executive Officer of Wind River from February 1983 to March 1994, and as Interim Chief Executive Officer from April to September 1999. Prior to founding Wind River, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler is also a director of several privately-held companies. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

Narendra K. Gupta became a director and Vice Chairman of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. Dr. Gupta has been a Managing Director of Nexus India Capital, a venture capital investment firm, since 2006. Previously, he was a founder, Chairman of the Board and Chief Executive Officer of Integrated Systems, Inc. and also served as Interim President and Chief Executive Officer of Wind River from June 2003 to January 2004. Dr. Gupta currently serves as a director of Red Hat, Inc., an open source solutions software company, TIBCO Software Inc., a business integration and process management software company, and several privately-held companies and non-profit organizations. Dr. Gupta holds a B. Tech. degree from the India Institute of Technology, an M.S. degree from the California Institute of Technology and a Ph.D. degree from Stanford University, all in engineering. He was elected a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) in 1991.

Grant M. Inman became a director of Wind River in June 1999. He is the founder and General Partner of Inman Investment Management, a private venture capital investment company formed in 1998. Prior to 1998, he co-founded and was General Partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman serves as a director of Lam Research Corporation, a semiconductor equipment manufacturer, and Paychex, Inc., a payroll and human resources outsourcing services company, and is a trustee of the University of California, Berkeley Foundation. Mr. Inman holds a B.A. in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley.

Harvey C. Jones became a director of Wind River in February 2004. Mr. Jones is the Chairman of the Board of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of NVIDIA Corporation, a manufacturer of graphics chips, and on the boards of various privately-held companies. Mr. Jones holds a B.S. degree in mathematics and computer sciences from Georgetown University and an M.S. in management from the Massachusetts Institute of Technology.

Kenneth R. Klein has been a director of Wind River since July 2003 and in January 2004 became the Chairman of the Board, President and Chief Executive Officer of Wind River. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation, a software company focused on business technology optimization, where he served as Chief Operating Officer from January 2000 until December 2003. He also served at Mercury Interactive as a director from July 2000 until December 2003 and held management positions there from 1992 through 1999 including President of North American Operations and Vice President of North American Sales. Mr. Klein serves on the board of Tumbleweed Communications Corp., a provider of messaging solutions, and is a director of several privately-held companies. Mr. Klein holds a B.S. in electrical engineering and biomedical engineering from the University of Southern California.

Standish H. O’Grady has been a director of Wind River since February 2004. Mr. O’Grady is a Managing Director of Granite Ventures LLC, an early-stage venture capital firm that he co-founded in 1998. He previously served in various positions with Hambrecht & Quist Group’s venture capital practice since 1986. Mr. O’Grady is currently a director of Tumbleweed Communications Corp., a provider of messaging solutions, and of several privately-held companies. Mr. O’Grady holds a B.S.E. degree in chemical engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Director Not Standing for Re-election:

William B. Elmore became a director of Wind River in August 1990. He has been a general partner of Foundation Capital, a venture capital investment firm, since 1995. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore currently serves as a director of several privately-held companies. Mr. Elmore holds a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University. Mr. Elmore will no longer serve on the Board of Directors or its committees following the 2007 Annual Meeting of Stockholders.

Committees of the Board

During fiscal year 2007, the Board had four standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee; and

•	a Non-Officer Equity Awards Committee.

In addition, in September 2006, the Board formed a Special Committee comprised of a subset of the Audit Committee members to handle the Audit Committee’s voluntary review of Wind River’s historical stock option granting and related accounting practices. Messrs. Bolger and Jones were appointed to the Special Committee which completed its work in January 2007 and subsequently disbanded.

Based on a review by the Board of Directors, all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent directors” as defined under the rules of the Nasdaq Stock Market. The following chart details the current membership and the membership of each committee during fiscal year 2007 and the number of meetings each committee held in fiscal year 2007, including the number of times each committee acted by written consent without a meeting.

Name	Audit Committee	Compensation Committee (1)		Nominating and Corporate Governance Committee	Non-Officer Equity Awards Committee (2)
Non-Employee Directors:
John C. Bolger (3)	C			M
William B. Elmore (4)		M/	*	M	(2)
Jerry L. Fiddler
Narendra K. Gupta
Grant M. Inman	M	M		C	(2)
Harvey C. Jones (5)	M			M
Standish H. O’Grady		C		M	(2)

Employee Directors:
Kenneth R. Klein					M
Number of Meetings in Fiscal Year 2007	25	6		2	5
Actions by Written Consent in Fiscal Year 2007	—	6		—	7

M = Member

C = Chair

* = Former Committee Chair

(1)	In December 2006, Mr. O’Grady was named chairman of the Compensation Committee. Mr. Elmore had served as chairman prior to that time.
(2)	Until September 2006, Mr. Klein was the sole member of the Non-Officer Equity Awards Committee (formerly called the Non-Officer Stock Option Committee). At that time, the Board of Directors established an interim procedure for the Non-Officer Stock Option Committee that increased review and approval by management of stock option grants to non-officer employees. In January 2007, the Board of Directors amended the Non-Officer Stock Option Committee charter such that the Committee was renamed the Non-Officer Equity Awards Committee and is now comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee.
(3)	The Board has determined that Mr. Bolger qualifies as an “audit committee financial expert.”
(4)	Mr. Elmore will no longer serve on the Board of Directors or any of its committees following the 2007 Annual Meeting of Stockholders.
(5)	The Board designated Mr. Jones as Lead Independent Director in June 2006.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding:

•	the conduct and integrity of our financial reporting;

•	our systems of internal accounting, and financial and disclosure controls;

•

the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services;

•	our legal and regulatory compliance;

•	our codes of ethics as established by management and the Board; and

•	the preparation of the audit committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee currently consists of three members of the Board of Directors, all of whom: (1) meet the criteria for “independence” set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended; (2) have not participated in the preparation of the financial statements of Wind River or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Bolger qualifies as an “audit committee financial expert.” The current Audit Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Compensation Committee

The Compensation Committee assists the Board of Directors in overseeing our compensation policies and practices, including:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving compensation levels for our other executive officers;

•	reviewing and recommending to the Board cash and equity compensation incentives for non-employee directors;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in carrying out its responsibilities. Periodically, the Compensation Committee engages its own independent executive compensation consulting firm (currently Radford Surveys + Consulting, a division of Aon Consulting) to assist it in the ongoing evaluation and analysis of Wind River’s executive compensation programs and practices to ensure that they are structured appropriately to achieve our compensation objectives. For a description of the role of compensation consultants in determining or recommending the amount or form of executive compensation, please see the section entitled “Outside Compensation Consultant” on page 37 hereof. For a description of the role of compensation consultants in determining or recommending the amount or form of director compensation, please see the section entitled “Review of Board Compensation for Fiscal Year 2008” on page 12 hereof. For a description of the role of our executive officers in determining or recommending the amount or form of executive compensation, please see the section entitled “Role of Chief Executive Officer in Setting Compensation” on page 38 hereof. Our executive officers do not have a role in recommending the amount or form of director compensation.

The Compensation Committee currently consists of three members of the Board of Directors, all of whom are non-employee, outside directors, in addition to being “independent directors” as defined under the rules of the Nasdaq Stock Market. Mr. Elmore will no longer serve on the Compensation Committee following the 2007 Annual Meeting of Stockholders. The Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	assists the Board of Directors in identifying prospective Board nominees, consistent with criteria established by the Board;

•	recommends to the Board the persons to be nominated as directors for election at the annual meeting of stockholders;

•	recommends members for each Board committee;

•	ensures that the Board is properly constituted to meet its fiduciary obligations to Wind River and its stockholders and that Wind River follows appropriate governance standards;

•	develops and recommends to the Board governance principles applicable to Wind River; and

•	oversees the evaluation of the Board and management.

The Nominating and Corporate Governance Committee currently consists of five members of the Board of Directors, all of whom are “independent” in accordance with the rules of the Nasdaq Stock Market. Mr. Elmore will no longer serve on the Nominating and Corporate Governance Committee following the 2007 Annual Meeting of Stockholders. The Committee’s charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Consideration of Stockholder Nominee Recommendations. The Nominating and Corporate Governance Committee considers nominees recommended by stockholders for election to the Board. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attn: Secretary, and must include as to each person whom the stockholder proposes to nominate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: the name and address of the stockholder, as they appear on our books, and of the beneficial owner; the class and number of shares of Wind River that are owned beneficially and of record by the stockholder and of the beneficial owner; and whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s). Additionally, the stockholder must provide any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his or her capacity as a proponent of a stockholder proposal.

Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, there are currently no specific, minimum qualifications that must be met by a candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

Non-Officer Equity Awards Committee

The Non-Officer Equity Awards Committee has the authority (subject to limitations, if any, which may be established by the Board) to grant equity awards to employees who are not officers of the company, in accordance with our equity compensation plans. Until September 2006, Mr. Klein was the sole member of the Non-Officer Equity Awards Committee (formerly called the Non-Officer Stock Option Committee). At that time, the Board of Directors established an interim procedure for the Non-Officer Stock Option Committee that increased review and approval by management of stock option grants to non-officer employees. In January 2007, the Board of Directors amended the Non-Officer Stock Option Committee charter so that (i) the Committee was renamed the Non-Officer Equity Awards Committee and (ii) the Committee would be comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee. The Non-Officer Equity Awards Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Annual Meeting Attendance

Our policy is that members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. All eight of our directors attended the 2006 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. None of the members of our Compensation Committee is or was, during fiscal year 2007, an officer or employee of Wind River or its subsidiaries.

Communicating with Our Directors

You may contact our Board of Directors by writing to them via regular mail at Board of Directors, c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters, you may do so anonymously by using this mailing address and designating the communication as “confidential.” We handle communications to our Board of Directors as follows:

•

Any stockholder communication that the Board receives will first go to the Vice President, Investor Relations, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

•

Unless the communication is marked “confidential,” management will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Investor Relations department maintains with respect to all stockholder communications.

•	Management will then forward the original stockholder communication along with the memo to the Board member(s) (or committee chair, if the communication is addressed to a committee) for review.

•

Any stockholder communication marked “confidential” will be logged by the Vice President of Investor Relations as “received” but will not be reviewed, opened or otherwise held by the Vice President of Investor Relations or any other member of management. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by management.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for fiscal year 2007. Mr. Klein, our Chairman of the Board, President and Chief Executive Officer, does not receive compensation for serving on our Board of Directors.

DIRECTOR COMPENSATION

For Fiscal Year Ended January 31, 2007

Name	Fees Earned ($)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John C. Bolger	57,000	(3)	118,846	8,104	183,950
William B. Elmore	38,000		120,985	—	158,985
Jerry L. Fiddler	32,000		118,846	11,468	162,314
Narendra K. Gupta	30,500		118,846	11,468	160,814
Grant M. Inman	49,500		118,846	—	168,346
Harvey C. Jones	54,500	(3)	186,028	11,468	251,996
Standish H. O’Grady	36,000		186,028	—	222,028

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal year 2007 for all outstanding option awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of options awards, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on May 1, 2007. See the table below for details of the number of option awards made to each of our non-employee directors during fiscal year 2007, including the exercise price and vesting schedule. To date, we have not granted our directors equity awards other than stock options.
(2)	Represents Wind River’s portion of health benefit premiums paid in fiscal year 2007.
(3)	Includes total payment of $10,000 in connection with the director’s work on the Special Committee.

During the fiscal year ended January 31, 2007, we made the following grants of stock options (in accordance with the automatic non-employee director grant provisions of the 2005 Equity Incentive Plan) to our current non-employee directors for their service as directors:

Director	Number of Option Shares Granted (1)	Exercise Price Per Share (2)
John C. Bolger	15,000	$12.45
William B. Elmore	15,000	$12.45
Jerry L. Fiddler	15,000	$12.45
Narendra K. Gupta	15,000	$12.45
Grant M. Inman	15,000	$12.45
Harvey C. Jones	15,000	$12.45
Standish H. O’Grady	15,000	$12.45

(1)	Under the 2005 Equity Incentive Plan, the option automatically terminates on the first anniversary of the grant date if the director fails to attend at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the option was granted.
(2)	Exercise price equals 100% of the fair market value of our Common Stock on the date of grant.

As of April 16, 2007, non-employee directors held outstanding options to purchase an aggregate of 1,471,676 shares under all of our option plans, including options granted to Messrs. Fiddler and Gupta when they were employees of Wind River.

Cash Compensation. Our Board of Directors is comprised of eight members, seven of whom are not currently employees of Wind River. During fiscal year 2007, these non-employee directors were eligible to receive the following cash compensation:

Type of Payment	Amount
Annual retainer:
Board member	$20,000
Committee chairman	$2,500

Additional fees per meeting:
Board meeting	$1,500
Committee meeting	$500

In January 2007, the Board of Directors approved a total payment of $10,000 to the members of the Special Committee in recognition of their efforts in connection with our voluntary review of our historical stock option granting and related accounting practices.

Non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Beginning in fiscal year 2002, the non-employee directors became eligible to receive health benefits under our health plans available generally to all of our regular employees. Four of our non-employee directors have elected to receive such benefits and we pay a portion of their premiums.

Review of Board Compensation for Fiscal Year 2008. The Compensation Committee of the Board of Directors reviews board compensation on an as-needed basis. Prior to January 2007, the last review of Board compensation occurred in April 2003 and the compensation arrangements set forth above were subsequently approved by the Board in December 2003. As part of its review of Board compensation in January 2007, the Compensation Committee, with the assistance of its outside consultant, Radford Surveys + Consulting, a division of Aon Consulting, reviewed and analyzed current market data with respect to our Board compensation policies and strategy, including both cash compensation and equity awards (see “Outside Compensation Consultant” at page 37). The Compensation Committee reviewed data from our peer group companies (see “Peer Group Benchmarking” at page 38) and recommended to the Board of Directors certain increases to our cash compensation structure for our non-employee directors in order to bring us more in line with the 50th percentile of our peer group. Following the conclusion of its review of the Board compensation structure, the Compensation Committee recommended, and the Board of Directors approved, the following cash compensation structure to commence in fiscal year 2008:

Type of Payment	Amount
Annual retainer:
Board member	$25,000
Lead independent director	$12,500
Audit Committee (chairman/member)	$15,000/$6,000
Compensation Committee (chairman/member)	$10,000/$5,000
Nominating and Corporate Governance Committee (chairman/member)	$6,000/$4,000

Additional fees per meeting:
Board meeting	$2,000
Audit Committee meeting	$2,000
Compensation Committee meeting (chairman/member)	$1,500/$1,250
Nominating/Corporate Governance Committee meeting (chairman/member)	$1,375/$1,250

Those non-employee directors who have elected to receive health benefits under our health plans (currently, Messrs. Bolger, Fiddler, Gupta and Jones) will have their cash compensation reduced by the amount of the Company’s contribution to their health benefit premiums.

Equity Compensation. The Board of Directors has established the following equity compensation levels for all non-employee directors pursuant to the 2005 Equity Incentive Plan:

•	Upon election to the Board of Directors, new directors are automatically granted an option to purchase 50,000 shares of our Common Stock. This option vests in four equal annual installments.

•

On April 1st of each year, each non-employee director is automatically granted an option to purchase 15,000 shares of our Common Stock. The option automatically terminates on the first anniversary of the grant date if the director fails to attend at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the grant was made. If the non-employee director was not a non-employee director on April 1 of the previous year, such director receives an option covering the number of shares determined by multiplying 15,000 shares by a fraction, the numerator of which is the number of days since the non-employee director received his or her initial grant upon election to the Board of Directors, and the denominator of which is 365, rounded down to the nearest whole share.

All stock options granted to non-employee directors have an exercise price equal to the fair market value of our Common Stock on the date of grant and expire ten years from the date of grant.

During its January 2007 review of Board compensation, the Compensation Committee recommended that no changes be made for fiscal year 2008 to the non-employee directors’ equity compensation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies. Effective as of the date of the 2007 Annual Meeting, and following the departure of William B. Elmore from the Board of Directors following the 2007 Annual Meeting of Stockholders, the number of directors constituting the Board of Directors of the Company will be set at seven. Mr. Elmore has decided not to stand for re-election to the Board of Directors at the 2007 Annual Meeting.

Board Independence

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Messrs. Klein and Fiddler, is “independent” as defined under the rules of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Fiddler will be an independent director by the time of the 2007 Annual Meeting of Stockholders.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors approves, the following nominees for election at the Annual Meeting of Stockholders. Each nominee is currently a member of the Board of Directors.

•	John C. Bolger;

•	Jerry L. Fiddler;

•	Narendra K. Gupta;

•	Grant M. Inman;

•	Harvey C. Jones;

•	Kenneth R. Klein; and

•	Standish H. O’Grady.

Please see “Information About the Directors and Nominees” on page 5 of this Proxy Statement for information concerning each of our incumbent directors standing for re-election.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of these seven nominees. If any nominee becomes unavailable for election, the proxy holders will vote all shares represented by executed proxies for the election of any substitute nominee that the Board of Directors may nominate. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the seven nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of our directors.

Recommended Vote

The Board of Directors unanimously recommends a vote FOR each nominee listed above.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Wind River to audit our consolidated financial statements for the fiscal year ending January 31, 2008.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may hire different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Wind River and its stockholders.

PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2007 and 2006 are as follows:

	Fiscal Year Ended January 31,
	2007	2006
Audit Fees (1)	$2,694,209	$1,755,415
Audit-Related Fees (2)	116,872	229,199
Tax Fees (3)	478,940	207,055
All Other Fees (4)	3,000	2,125

Total Fees	$3,293,021	$2,193,794

(1)	Comprised of fees billed for professional services rendered for the integrated audit of Wind River’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Fiscal year 2007 also includes fees incurred in connection with the Company’s review of its historical stock option granting practices and the related accounting.
(2)	Comprised of fees billed for consultation regarding financial accounting and reporting matters.
(3)	Comprised of fees billed for professional services for tax compliance, tax advice and tax planning.
(4)	Comprised of fees for web-based services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee has adopted a pre-approval policy which requires the Audit Committee to approve in advance all audit and permissible non-audit services provided by independent registered public accounting firms (“Pre-Approval Policy”). These services may include audit services, audit-related services, tax services and other services. In accordance with the Pre-Approval Policy, each year the Audit Committee must negotiate and approve the terms of engagement of the independent registered public accounting firm, and approve all audit, audit-related, tax and all other non-audit services to be provided to us by the independent registered public accounting firm for the fiscal year. Also, the Audit Committee must pre-approve any additions or modifications to the previously approved services in accordance with the Pre-Approval Policy. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated to its Chair (and/or such other members of the Audit Committee as the Chair may designate) the authority to review and, if appropriate, approve in advance any request by the independent auditor to provide tax and/or all other non-audit services. Any such approval must be reported to the Audit Committee at its next scheduled meeting, and the corresponding changes made to the list of services and budget previously approved by the Audit Committee.

Percentage of Audit Fees Pre-Approved

During fiscal year 2007, all audit and permissible non-audit services were pre-approved by the Audit Committee.

Independence of PricewaterhouseCoopers LLP

The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Recommended Vote

The Board unanimously recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

PROPOSAL THREE:

APPROVAL OF AMENDMENT TO THE WIND RIVER

2005 EQUITY INCENTIVE PLAN

In March 2005, the Board of Directors adopted, and Wind River’s stockholders subsequently approved, Wind River’s 2005 Equity Incentive Plan (the “2005 Plan”). As of January 31, 2007, there were 7,391,807 shares of Common Stock authorized for issuance under the 2005 Equity Incentive Plan. As of January 31, 2007, under the 2005 Plan, stock options (net of exercised and cancelled options) covering an aggregate of 4,706,139 shares of Common Stock had been granted and 2,685,668 shares of Common Stock remained available for future grants.

The 2005 Plan provides for the grant to our employees, officers and directors of incentive and nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units and deferred stock units, as well as automatic stock option grants to non-employee directors. The Board of Directors adopted the 2005 Plan as a means to retain the services of existing employees of, directors of and consultants to Wind River and its affiliates, to secure and retain the services of new employees, directors and consultants and to provide incentives for those persons to exert maximum efforts on our behalf.

On March 27, 2007, the Board of Directors approved an amendment to the 2005 Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized and reserved for option and other stock awards under the 2005 Plan by 6,400,000 shares. The amendment requires stockholder approval in order to take effect.

Vote Required

Adoption of the proposed amendment to the 2005 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Board of Directors Recommendation

The Board of Directors recommends a vote FOR the approval of the proposed amendment to the 2005 Plan to increase the aggregate number of shares of Common Stock authorized and reserved for option and other stock awards under the 2005 Plan by 6,400,000 shares.

2005 Plan Summary

The following paragraphs provide a summary of the principal features of the 2005 Plan and its operation. The 2005 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the 2005 Plan.

Background and Purpose of the 2005 Plan

The 2005 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and deferred stock units (each individually, an “Award”). The 2005 Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including (1) employees of Wind River and its subsidiaries, (2) consultants who provide significant services to Wind River and its subsidiaries, and (3) non-employee directors of Wind River. The 2005 Plan also is designed to provide additional incentive to these service providers, to promote the success of Wind River’s business and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Administration of the 2005 Plan

The Compensation Committee of the Board of Directors has primary responsibility for administering the 2005 Plan. The Compensation Committee generally consists of two or more directors who qualify as “non-

employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Wind River is entitled to a federal tax deduction for certain compensation paid under the 2005 Plan). Notwithstanding the foregoing, the Board may itself administer the 2005 Plan or appoint one or more committees (such as the Non-Officer Equity Awards Committee discussed on page 10) to administer the 2005 Plan with respect to employees, officers and directors of Wind River who are also employees. The Board, the Compensation Committee, the Non-Officer Equity Awards Committee, or other committee administering the 2005 Plan is referred to herein as the “Administrator.”

Subject to the terms of the 2005 Plan, and the terms of the delegations of authority to any committee, the Administrator has the sole discretion to select the employees, consultants and directors who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2005 Plan and outstanding Awards.

Shares Available for Issuance

Upon approval of this proposal by Wind River’s stockholders, an additional 6,400,000 shares of Common Stock will become available for issuance under the 2005 Plan.

Any Shares subject to options or stock appreciation rights granted with a per-share purchase price of 100% of fair market value on the date of grant or greater shall be counted against the Shares available for issuance as one Share for every Share subject thereto. Any Shares subject to restricted stock, restricted stock units, deferred stock units or performance shares with a per-share purchase price lower than 100% of fair market value on the date of grant shall be counted against the Shares available for issuance as 1.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the 2005 Plan reserve is recycled back into the 2005 Plan, the 2005 Plan shall be credited with 1.5 Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares or restricted stock units, is forfeited to or repurchased by Wind River, the unpurchased Shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the 2005 Plan. With respect to stock appreciation rights, Shares actually issued pursuant to a stock appreciation right as well as the Shares withheld to pay the exercise price shall cease to be available under the 2005 Plan. Shares that have actually been issued under the 2005 Plan under any Award shall not be returned to the 2005 Plan and shall not become available for future distribution under the 2005 Plan; provided, however, that if Shares of restricted stock, performance shares or restricted stock units are repurchased by Wind River at their original purchase price or are forfeited to Wind River, such Shares shall become available for future grant under the 2005 Plan. Shares used to pay the exercise price of an option or used to satisfy tax withholding obligations shall not become available for future grant or sale under the 2005 Plan. To the extent a 2005 Plan Award is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the 2005 Plan. Any payout of performance units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the 2005 Plan. Conversely, any forfeiture of performance units shall not increase the number of Shares available for issuance under the 2005 Plan.

No Repricing

2005 Plan Awards may not be repriced or exchanged for other Awards, cash or a combination thereof, without the prior approval of the stockholders.

Eligibility to Receive Awards

The Administrator selects the employees, consultants and directors who will be granted Awards under the 2005 Plan. The actual number of employees and consultants who will receive Awards cannot be determined in advance because the Administrator has the discretion to select the participants, other than with respect to the automatic stock option grants to non-employee directors. The following non-employee directors are eligible to receive automatic options grants in fiscal year 2008 in the amounts listed following their names:

Director	Number of Option Shares for which eligible in FY08 (1)
John C. Bolger	15,000
Jerry L. Fiddler	15,000
Narendra K. Gupta	15,000
Grant M. Inman	15,000
Harvey C. Jones	15,000
Standish H. O’Grady	15,000

(1)	Under the 2005 Equity Incentive Plan, the option automatically terminates on the first anniversary of the grant date if the director fails to attend at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the grant was made.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2005 Plan, the Administrator may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Wind River, to more favorable tax treatment). The Administrator will determine the number of Shares covered by each option, but during any fiscal year of Wind River no participant may be granted options and stock appreciation rights together covering more than 1,000,000 Shares, except that options or stock appreciation rights covering up to 3,000,000 Shares may be granted to a participant during his or her first fiscal year of employment at Wind River.

The exercise price of the Shares subject to each option is set by the Administrator but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Wind River or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

Options issued under the 2005 Plan become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration of a stock option may not be later than ten years after the grant date, such term to be limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Wind River or any parent or subsidiary of Wind River.

The exercise price of each option must be paid in full at the time of exercise. Also at the time of exercise, a participant must pay any applicable withholding taxes to Wind River. The exercise price may be paid in any form as determined by the Administrator, including, but not limited to, cash, check, surrender of Shares that have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the option is being exercised, consideration received pursuant to a broker-assisted cashless exercise program, or other legal methods of consideration.

Stock Appreciation Rights

Stock appreciation rights are Awards that grant the participant the right to receive an amount equal to (x) the number of shares exercised, times (y) the amount by which Wind River’s stock price exceeds the exercise price.

An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price. Wind River’s obligation arising upon the exercise of a stock appreciation right may be paid in Shares or in cash, or any combination thereof, as the Administrator may determine and as set forth in the stock appreciation right agreement.

The Administrator determines the terms of stock appreciation rights. However, a stock appreciation right may not be granted with an exercise price below 100% of the fair market value of the underlying stock on the date of grant. Moreover, a stock appreciation right will expire no later than ten years after the date of grant.

No participant may be granted stock appreciation rights and options together covering more than 1,000,000 Shares in any fiscal year of Wind River, except that stock appreciation rights or options covering up to 3,000,000 Shares may be granted to a participant during his or her first fiscal year of employment at Wind River.

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Administrator. If the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The Administrator will determine the number of Shares of restricted stock granted to any employee, consultant or director, but during any fiscal year of Wind River, no participant may be granted more than 500,000 Shares in the aggregate of restricted stock, performance shares or restricted stock units, except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Unless the Administrator determines otherwise, Shares of restricted stock will be held by Wind River as escrow agent until any restrictions on the Shares have lapsed. The Administrator may accelerate the time at which any restriction may lapse or be removed.

Restricted Stock Units

Awards of restricted stock units are rights to acquire Shares that vest in accordance with terms and conditions established by the Administrator. The Administrator determines the number of restricted stock units granted to any employee, consultant or director, but during any fiscal year of Wind River, no participant may be granted more than 500,000 Shares in the aggregate subject to restricted stock units, performance shares or restricted stock, except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. The number of restricted stock units paid out to the participant will depend on the extent to which the vesting criteria are met. The Administrator may set vesting criteria based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Upon satisfying the applicable vesting criteria, the participant shall be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator shall pay earned restricted stock units in Shares only.

Performance Shares

Performance shares are Awards that will result in a payment of Shares to a participant only if performance objectives established by the Administrator are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Administrator, and may be based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance shares have an initial value equal to the fair market value of a Share on the date of grant. Performance shares may be granted to employees, consultants or directors at any time as shall be determined by the Administrator in its sole discretion. Subject to the terms of the Plan, the Administrator will have complete discretion to determine the number of Shares subject to a performance share Award and the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance shares. Subject to the terms of the 2005 Plan, the Administrator will determine the number of performance shares granted to a service provider, but during any fiscal year of Wind River, no participant may be granted more than 500,000 Shares in the aggregate subject to performance shares, restricted stock units, or restricted stock, except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Performance Units

Performance units are Awards that will result in a cash payment to a participant only if performance objectives established by the Administrator are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Administrator, and may be based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance units have an initial value equal to the fair market value of a Share on the date of grant. Each such unit is the cash equivalent of one Share. Performance units may be granted to employees, consultants or directors at any time as shall be determined by the Administrator in its sole discretion. Subject to the terms of the 2005 Plan, the Administrator will have complete discretion to determine the number of Shares subject to a performance unit Award and the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance shares. Subject to the terms of the 2005 Plan, the Administrator will determine the number of performance units granted to a service provider, but during any fiscal year of Wind River, no participant may be granted performance units with an initial value greater than $1,000,000, except that the participant may receive such Awards covering up to $3,000,000 in initial value during his or her first fiscal year of employment at Wind River.

Deferred Stock Units

Deferred stock units consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units shall remain subject to the claims of Wind River’s general creditors until distributed to the participant.

Subject to the terms of the 2005 Plan, the Administrator will determine the number of deferred stock units granted to a service provider, but during any fiscal year of Wind River, no participant may be granted more than

500,000 Shares in the aggregate subject to performance shares, restricted stock units, or restricted stock, except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary stock option grants under the 2005 Plan.

All non-employee directors of Wind River automatically are granted, as of the date they are appointed or elected to the Board of Directors, a nonqualified stock option to purchase 50,000 Shares. These initial grants vest as to 25% of the covered Shares on each anniversary of the grant date, so as to become 100% vested on the four-year anniversary of the grant date thereafter, provided that the individual remains a service provider through each vesting date.

On April 1st of each year, each individual who is a non-employee director as of such date and who has served as a non-employee director for the previous twelve months, automatically is granted a nonqualified stock option to purchase 15,000 Shares. Each individual who was not a non-employee director on April 1 of the previous year shall receive an option covering the number of Shares determined by multiplying 15,000 Shares by a fraction, the numerator of which is the number of days since the non-employee director received his or her initial grant, and the denominator of which is 365, rounded down to the nearest whole Share. These options vest as to all of the Shares subject to the option on the first anniversary of the date of grant, provided that the individual remains a service provider through such vesting date, but only if the individual attends at least 75% of the meetings of the Board and the committees of the Board on which the individual serves which are held during the fiscal year in which the grant was made. If the individual fails to attend the requisite number of meetings to vest in his or her option, the option automatically terminates on the first anniversary of the grant date.

Both the initial grants and the ongoing grants have an exercise price equal to the fair market value of the covered Shares on the date of grant. Additionally, both types of grants have a maximum term of ten years. The Board of Directors may change the number of Shares subject to future initial and ongoing grants to non-employee directors.

Performance Goals

Under Section 162(m), the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1.0 million. However, we are able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include: stockholder approval of the 2005 Plan (which occurred at the 2005 Annual Meeting of Stockholders); setting limits on the number of Awards that any individual may receive and for Awards other than options; and establishing performance criteria that must be met before the Award will vest or be paid.

We have designed the 2005 Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Administrator’s discretion, one or more of the following performance goals may apply (all of which are defined in the 2005 Plan): annual revenue, cash position, earnings per share, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, and total stockholder return. Except for cash position, return on equity and total stockholder return, a performance goal may apply either to Wind River or to one of its business units.

The Administrator also will adjust any evaluation of performance under a performance goal to exclude (i) any extraordinary non-recurring items, or (ii) the effect of any changes in accounting principles affecting Wind River’s or a business unit’s reported results.

Changes in Capitalization

If Wind River experiences a stock dividend, stock split, reverse stock split, combination or reclassification of the Common Stock or other change in capital structure, a proportional adjustment will be made to the number of Shares available for issuance under the 2005 Plan, the number and price of Shares subject to outstanding Awards and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Change in Control

In the event of a “change in control” of Wind River, the successor corporation will either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Award will immediately vest and become exercisable as to all of the Shares subject to such Award, or, if applicable, the Award will be deemed fully earned and will be paid out prior to the change in control. In addition, if an option or stock appreciation right has become fully vested and exercisable in lieu of assumption or substitution, or because it was granted to a non-employee director under the automatic grant provisions of the 2005 Plan, the Compensation Committee will provide at least 15 days’ notice that the option or stock appreciation right will immediately vest and become exercisable as to all of the Shares subject to such Award and all outstanding options and stock appreciation rights will terminate upon the expiration of such notice period.

In addition, upon a change in control, the options granted to non-employee directors pursuant to the automatic option grant provisions of the 2005 Plan will immediately vest in full.

Limited Transferability of Awards

Awards granted under the 2005 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution and may be exercised during the lifetime of the participant, only by the participant. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award. Any transfer shall be made in accordance with procedures established by the Administrator. In no event may a transfer be made for value.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Wind River of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised, except for purposes of the alternative minimum tax. If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units

A participant will not have taxable income upon grant unless (with respect to restricted stock only) he or she elects to be taxed at that time. Instead, he or she generally will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the Shares or cash received minus any amount paid for the Shares. Depending on the structure of the deferred stock unit, it may result in an additional 20% tax under Internal Revenue Code Section 409A and an additional 20% tax under California law.

Tax Effect for Wind River

Wind River generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. However, the 2005 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m), thereby permitting Wind River to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND WIND RIVER WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2005 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Amendment and Termination of the Plan

The Board generally may amend, alter, suspend or terminate the 2005 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant in the 2005 Plan without his or her consent. Amendments will be contingent on stockholder approval if required by applicable law. Unless terminated earlier by the Board, the 2005 Plan will continue in effect for ten years following the date the Board approved the 2005 Plan.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of January 31, 2007, including our 1993 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by Wind River in connection with acquisitions of the companies that originally granted those options. Footnote (1) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of January 31, 2007, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders	10,477,789	(1)	$11.74	3,946,923
Equity compensation plan not approved by security holders	5,501,568		9.33	—

Total	15,979,357		$10.91	3,946,923

(1)	Excludes outstanding options to purchase an aggregate of 312,915 shares with a weighted average exercise price of $12.40, which were assumed by Wind River in connection with the acquisitions of AudeSi Technologies Inc., Embedded Support Tools Corporation, Integrated Systems, Inc., and Rapid Logic, Inc.

The equity compensation plans not approved by security holders generally have the same features as those approved by security holders. For further details regarding Wind River’s equity compensation plans, see Note 11, “Stock-Based Compensation Plans” in Notes to Consolidated Financial Statements as part of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 1, 2007.

PROPOSAL FOUR:

APPROVAL OF THE WIND RIVER SYSTEMS, INC.

SECTION 162(m) PERFORMANCE INCENTIVE AWARD PLAN

The Board of Directors of Wind River has adopted the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan (the “Performance Incentive Award Plan”) effective as of February 1, 2008, and is proposing the Performance Incentive Award Plan for approval by a majority of the shares of Wind River’s Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting. Stockholder approval of the Performance Incentive Award Plan will permit us to qualify the Performance Incentive Award Plan under Section 162(m) of Internal Revenue Code (the “Code”), thereby allowing us to deduct, for federal income tax purposes, compensation paid under the Performance Incentive Award Plan. If stockholders do not approve the Performance Incentive Award Plan, it will not be adopted. If that happens, we may not be entitled to a tax deduction for some or all of the incentive cash compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers.

Vote Required

Adoption of the Performance Incentive Award Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommended Vote

The Board of Directors unanimously recommends a vote FOR approval of the Performance Incentive Award Plan.

Incentive Award Plan Summary

The following is a summary of the principal features of the Performance Incentive Award Plan and its operation, and is qualified in its entirety by reference to the full text of the Performance Incentive Award Plan attached hereto as Appendix B.

General

The purpose of the Performance Incentive Award Plan is to increase stockholder value and the success of Wind River by motivating key executives to perform to the best of their abilities and to achieve our business objectives. The Performance Incentive Award Plan’s goals provide our executives with incentive awards only after they achieve specified performance goals.

Administration

The Performance Incentive Award Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall consist of two or more members of the Board who are not employees of Wind River and who otherwise qualify as outside directors under Code Section 162(m). Subject to the terms of the Performance Incentive Award Plan, the Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	establish a period of time or “performance period” during which performance will be measured;

•	set the performance goals that must be achieved during the performance period before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Performance Incentive Award Plan.

Participation and Eligibility

The Committee selects the employees of Wind River who will be eligible to receive awards under the Performance Incentive Award Plan for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants. If this Proposal is approved, then commencing with fiscal year 2009 (which begins on February 1, 2008), we expect the participants to include our Named Executive Officers (other than Messrs. Wheaton and Zellner who have terminated their employment with the Company) and other executive officers. The actual number of employees participating may be higher or lower as determined by the Committee.

Plan Operation

The duration of each performance period will be determined by the Committee in its discretion. The Committee currently expects that most performance periods under the Performance Incentive Award Plan will last for one fiscal year but the Committee may establish shorter or longer performance periods in the future. However, no performance period may last longer than three fiscal years. Also, no participant may participate in more than three performance periods at any one time.

For each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish:

•	a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•	the performance goal or goals that must be achieved before an award actually will be paid to the participant.

The performance goals will require the achievement of objectives for one or more of the following objectively determinable measures: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or adjusted to exclude any or all non-GAAP items), (vi) earnings per share (on a GAAP or non-GAAP basis), (vii) growth in any of the foregoing measures, (viii) stock price, (ix) return on equity or average stockholders’ equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit, controllable operating profit, or net operating profit, (xvii) operating margin, (xviii) cash conversion cycle, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxiii) improvement in workforce diversity, (xxiv) customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, (xxix) bookings, and (xxx) individual employee performance metrics. Performance goals may differ from participant to participant, performance period to performance period and from award to award.

The Committee may choose to set goals from the above list: (a) in absolute terms, (b) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or per capita basis, (d) against the performance of Wind River as a whole or against particular segments or products of Wind River, and/or (e) on a pre-tax or after-tax basis. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than GAAP).

After the performance period ends, the Committee will certify the extent to which the pre-established performance goals were achieved or exceeded. The actual award payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Performance Incentive Award Plan limits actual awards to a maximum of three times the participant’s target cash incentive award for any performance period, even if the pre-established formula otherwise indicates a larger award. Also, as stated above, no participant may participate in more than three performance periods at any one time.

The Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the cash incentive award if he or she terminates employment before the cash incentive award is paid. However, the Committee has discretion to pay out part or all of the award. Actual awards are paid in cash generally as soon as practicable but no later than ninety (90) days after the performance period ends. However, the Committee has discretion to defer payment of part or all of any cash incentive awards and/or to apply a vesting schedule to part or all of any cash incentive awards. No vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the cash incentive award) may be longer than four years.

The Committee also may pay cash incentive awards to Performance Incentive Award Plan participants outside of the Performance Incentive Award Plan for the accomplishment of strategic or other individual goals. Any cash incentive awards paid outside of the Performance Incentive Award Plan will not qualify under Section 162(m) of the Code and therefore we might not receive a tax deduction for those cash incentive awards (if any). However, the Performance Incentive Award Plan has been designed to permit the payment of awards that qualify under Section 162(m) of the Code.

Federal Income Tax Considerations

An actual award under the Performance Incentive Award Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except under certain circumstances. Section 162(m) of the Code generally limits to $1.0 million the amount of compensation that may be deducted by us in any tax year with respect to our Chief Executive Officer or any of the four other most highly compensated executive officers. However, if we pay compensation that is “performance based” under Section 162(m), we still may receive a federal income tax deduction for the compensation even if it is more than $1.0 million during a single year. The Performance Incentive Award Plan is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance-based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Performance Incentive Award Plan

The Committee may amend or terminate the Performance Incentive Award Plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Incentive Awards to be Paid to Certain Individuals and Groups

Awards under the Performance Incentive Award Plan (if any) will be determined based on actual future performance during performance periods designated by the Committee. As a result, future actual awards cannot now be determined. No executive officer is currently eligible to receive awards under the Performance Incentive Award Plan and, accordingly, no executive officer has an interest in this proposal.

PROPOSAL FIVE

APPROVAL OF AMENDMENT TO THE

1993 EMPLOYEE STOCK PURCHASE PLAN

In March 1993, the Board of Directors adopted, and the stockholders subsequently approved, Wind River’s 1993 Employee Stock Purchase Plan (the “ESPP”). As of February 1, 2007, an aggregate of 6,000,000 shares of Common Stock were reserved for issuance under the ESPP. As of February 1, 2007, 4,438,745 shares of Wind River’s Common Stock had been issued under the ESPP and 1,561,255 shares of Common Stock remained available for future issuance.

In March 2007, the Board amended the ESPP, pending stockholder approval at this Annual Meeting, to increase the number of shares of Common Stock authorized for issuance under the ESPP by 1,800,000 shares plus annual increases of up to 300,000 shares in each of the next five years commencing with the fiscal year which begins on February 1, 2008 and ending in the fiscal year which begins on February 1, 2012, so long as such increases consist of shares repurchased in the open market. The Board adopted this amendment in order to ensure that the ESPP has enough shares reserved for issuance each period based on historical employee contribution rates and the current stock price. This amendment requires stockholder approval in order to take effect.

During the fiscal year ended January 31, 2007, shares of Common Stock were purchased in the amounts and at the prices per share under the ESPP as follows: all current executive officers as a group, 2,608 shares at a purchase price of $7.6585, and all employees (excluding executive officers) as a group, 256,788 shares at a purchase price of $7.6585. Only one offering, for the period beginning January 1 and ending June 30, was completed during fiscal year 2007.

Vote Required

Adoption of the proposed amendment to the ESPP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommended Vote

The Board of Directors recommends a vote FOR approval of an amendment to the ESPP to increase the number of shares of Common Stock reserved for issuance under the ESPP by 1,800,000 shares plus annual increases of up to 300,000 shares in each of the five years commencing with the fiscal year which begins on February 1, 2008 and ending in the fiscal year which begins on February 1, 2012, so long as such increases consist of shares repurchased in the open market.

Plan Summary

The following is a summary of the principal features of the ESPP and its operation. The summary is qualified in its entirety by reference to the ESPP’s full text, a copy of which is attached hereto as Appendix C.

Purpose

The purpose of the ESPP is to provide a means by which employees of Wind River (and any subsidiary of Wind River designated by the Board to participate in the ESPP) may be given an opportunity to purchase Common Stock of Wind River through payroll deductions, to assist us in retaining the services of our existing employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. All of our employees may participate in the ESPP if they meet the eligibility requirements discussed below.

The rights to purchase Common Stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

Administration

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Common Stock of Wind River will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of Wind River will be eligible to participate in the ESPP.

The Board has the power to delegate administration of the ESPP to a committee composed of one or more members of the Board, and has delegated administration of the ESPP to the Compensation Committee. As used herein with respect to the ESPP, the “Board” refers to the Compensation Committee and to the Board.

Offerings

The ESPP is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is six months long and commences each January 1 or July 1 and terminates on June 30 and December 31, respectively. Currently, however, because we were not permitted to operate our ESPP until our periodic filings with the SEC were current, the ESPP is operating under a shortened offering period which began on April 9, 2007 and will end on June 30, 2007. Now that we are current in our SEC filings, the offering periods will return to their regular length of six months, commencing with the offering scheduled to begin on July 1, 2007.

Eligibility

Any person who is customarily employed at least 20 hours per week by Wind River, or by any parent or subsidiary of Wind River designated by the Board (each an “affiliate”), on the first day of an offering is eligible to participate in that offering. Officers of Wind River and any designated affiliate who are “highly compensated” as defined in the Code are eligible to participate in the offerings under the ESPP. However, no employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Wind River or of any parent or subsidiary of Wind River, including any stock which such employee may purchase under all outstanding rights and options. In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Wind River and its affiliates in any calendar year.

Participation in the Plan

Generally, eligible employees enroll in the ESPP by delivering to us, prior to the commencement date of the offering, an agreement authorizing payroll deductions of up to a maximum percentage specified by the Board of such employees’ total compensation during the offering. Employees are entitled to contribute up to a maximum of 15% of their compensation each year, but may contribute up to 30% in the shortened offering period which began on April 9, 2007 and will end on June 30, 2007.

Purchase Price

The purchase price per share at which shares of Common Stock are sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the offering.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering. A participant may reduce or terminate his or her payroll deductions at any time during the offering, except during the last

10 days. A participant may not increase or begin such payroll deductions after the beginning of an offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with the general funds of Wind River. A participant may make additional payments into such account only if specifically provided for in the offering.

Purchase of Stock

By executing an agreement to participate in the ESPP, the employee is entitled to purchase shares under the ESPP. In connection with offerings made under the ESPP to date, the Board has specified that employees may not purchase more than 750 shares in any offering and may not purchase more than $5,000 of stock in any offering. The Board may change those limits for future offerings. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price.

Withdrawal

A participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP in the manner and within the times prescribed by the Board. Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. Once an employee withdraws from an offering, the employee may not re-enroll in that offering. However, an employee’s withdrawal from one offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment

Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and, upon termination, we will distribute to the employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted. However, employees may designate a beneficiary in the event of the employee’s death subsequent to the end of an offering but prior to delivery of shares of Common Stock or cash, or to receive cash from the employee’s account in the event of the employee’s death during an offering.

Duration, Amendment and Termination

The Board may suspend or terminate the ESPP at any time. The Board may also amend the ESPP at any time. However, except for adjustments upon changes in securities, such as stock-splits, or for amendments solely to benefit the administration of the ESPP, to take into account a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for participating employees or the company, no amendment will be effective unless approved by the stockholders of Wind River to the extent that stockholder approval is necessary for the ESPP to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

Stock Subject to ESPP

Subject to stockholder approval, 7,800,000 shares of Common Stock have been reserved for issuance under the ESPP plus annual increases of up to 300,000 in each of the five years commencing with the fiscal year which begins on February 1, 2008 and ending with the fiscal year which begins on February 1, 2012; provided, however, that those shares must be repurchased by Wind River in the open market. If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights become available for re-issuance under the ESPP.

Adjustments upon Changes in Stock

If any change is made in the stock subject to the ESPP, or subject to any rights granted under the ESPP without consideration by Wind River (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Wind River), the ESPP and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the ESPP and the class(es) and number of shares and price per share of stock subject to outstanding rights.

Effect of Certain Corporate Events

In the event of a sale, lease, license or disposition of all or substantially all of the consolidated assets of Wind River, a sale or other disposition of at least 50% of the outstanding securities of Wind River, a merger or consolidation or similar transaction in which Wind River is not the surviving corporation, a merger or consolidation or similar transaction following which Wind River is the surviving corporation but the shares of Common Stock outstanding immediately preceding the transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, then (i) any surviving or acquiring corporation may assume such outstanding rights or substitute similar rights for those outstanding under the ESPP or (ii) if the surviving or acquiring corporation does not continue or assume such rights or substitute similar rights, the participants’ accumulated payroll deductions may be used to purchase Common Stock within five business days prior to the transaction described above and the participant’s rights under the then-ongoing offering shall terminate immediately after such purchase.

Federal Income Tax Information

Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 16, 2007, regarding beneficial ownership of our Common Stock by (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each director and each nominee for election as a director of Wind River; (iii) each executive officer named in the Summary Compensation Table of this Proxy Statement; and (iv) all of our current directors and officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)
	Number of Shares	Percent of Total Outstanding (3)
Five Percent Stockholders:
Mazama Capital Management, Inc. (4)	15,183,163	17.8%
T. Rowe Price Associates, Inc. (5)	6,919,818	8.1%

Named Executive Officers and Directors:
Narendra K. Gupta (6)	4,823,488	5.7%
Jerry L. Fiddler (7)	4,580,476	5.4%
Kenneth R. Klein (8)	2,713,937	3.2%
William B. Elmore (9)	1,630,407	1.9%
John C. Bolger (10)	87,140	*
John J. Bruggeman (11)	157,073	*
Grant M. Inman (12)	254,000	*
Harvey C. Jones (13)	82,500	*
Scot K. Morrison (14)	426,008	*
Standish H. O’Grady (15)	122,500	*
Robert L. Wheaton (16)	358,366	*
Michael W. Zellner (17)	645,752	*
All executive officers and directors as a group (17 persons) (18)	16,169,083	19.0%

*	Less than 1%
(1)	Unless otherwise indicated, the address for all beneficial owners is c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 95401
(2)	Under the SEC’s proxy rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person and information supplied to us by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days after April 16, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
(3)	Applicable percentages are based on 85,135,644 shares of Wind River Common Stock outstanding on April 16, 2007, adjusted as required by rules promulgated by the SEC.
(4)	Based on Schedule 13G filed with the SEC on February 8, 2007. The address of the beneficial owner is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.
(5)

Based on Schedule 13G filed with the SEC on February 14, 2007. The address of the beneficial owner is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities.

(6)	Includes 3,483,236 shares held by the Narendra and Vinita Gupta Living Trust dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; 7,176 shares held in an account benefiting Mr. Gupta’s daughter under the Uniform Gift to Minors Act, of which Mr. Gupta is the custodian; and 276 shares held in his 401(k) plan. Also includes 412,800 shares subject to stock options exercisable within 60 days after April 16, 2007. Mr. Gupta disclaims beneficial ownership of the shares held in the Gupta Irrevocable Children Trust and those held in his daughter’s name.
(7)	Includes 2,667,555 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 295,312 shares held by the Jazem I Family Partners LP—Fund 5, of which Mr. Fiddler is a general partner; 545,625 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; 247,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner; 295,313 shares held by Jazem IV Family Partners LP, of which Mr. Fiddler is a partner; and 6,342 shares held in his 401(k) plan account. Also includes 522,376 shares subject to stock options exercisable within 60 days after April 16, 2007.
(8)	Includes 4,452 shares held in his 401(k) plan account and 2,580,499 shares subject to stock options exercisable within 60 days after April 16, 2007.
(9)	Includes 1,264,907 shares held by the Elmore Living Trust, of which Mr. Elmore is a trustee; 15,000 shares held by Elmore Family Investments, LP #1, of which Mr. Elmore is a partner; 250,000 shares held by Elmore Family Investments #2, of which Mr. Elmore is a partner; and 25,000 shares held by Tevis Partners, LP of which Mr. Elmore is a partner. Also includes 75,500 shares subject to stock options exercisable within 60 days after April 16, 2007.
(10)	Includes 83,000 shares subject to stock options exercisable within 60 days after April 16, 2007.
(11)	Includes 3,948 shares held in his 401(k) plan account and 153,125 shares subject to stock options exercisable within 60 days after April 16, 2007.
(12)	Includes 119,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; and 52,000 shares held by the Grant M. Inman IRA Rollover, of which Mr. Inman is a custodian. Also includes 83,000 shares subject to stock options exercisable within 60 days after April 16, 2007.
(13)	Consists of shares subject to stock options exercisable within 60 days after April 16, 2007.
(14)	Includes 11,285 shares held in his 401(k) plan account and 399,601 shares subject to stock options exercisable within 60 days after April 16, 2007.
(15)	Includes 40,000 shares held by The O’Grady Revocable Trust (HSP) of which Mr. O’Grady is trustee and 82,500 shares subject to stock options exercisable within 60 days after April 16, 2007.
(16)	Includes 357,291 shares subject to stock options exercisable within 60 days after April 16, 2007. Mr. Wheaton’s employment with Wind River terminated on February 28, 2007. His unvested outstanding options were cancelled and he currently has 357,291 vested options outstanding. The options expire on June 26, 2007.
(17)	Includes 14,456 shares held in his 401(k) plan account and 629,374 shares subject to stock options exercisable within 60 days after April 16, 2007. Mr. Zellner’s employment with Wind River terminated on February 28, 2007. His unvested outstanding options were cancelled as of that date and he currently has 629,374 vested options outstanding. The options expire on June 26, 2007.
(18)	Includes 5,734,178 shares subject to stock options held by officers and directors exercisable within 60 days after April 16, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation paid to our executive officers named in the Summary Compensation Table set forth below (our “Named Executive Officers”) during fiscal year 2007 and through April 16, 2007. Actual compensation earned during fiscal year 2007 by the Named Executive Officers is set forth below in the Summary Compensation Table.

Executive Compensation Overview

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for the Company to achieve our business plan priorities, (ii) reward those executives fairly over time, (iii) retain those executives who continue to perform at or above the levels of performance we expect from our leaders, and (iv) closely align the compensation of our executives with the performance of our Company on a short- and long-term basis.

Our executive officers’ compensation currently has four primary components — base salary, cash incentive awards, equity awards and other benefits. We establish our executive compensation at a level we believe will enable us to hire and retain executives in a competitive environment and to reward executives for their contribution to the Company’s overall business success. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees.

Our Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the total compensation arrangements for our Chief Executive Officer and other Named Executive Officers. In addition, the Compensation Committee works with management in reviewing and approving various other Company compensation policies and matters, and oversees Wind River’s equity incentive plans, including reviewing and approving all equity awards to our executive officers. In addition to being “independent directors” as defined by the Nasdaq Stock Market, all members of the Compensation Committee are non-employee, outside directors. The Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

In 2005, management assisted the Compensation Committee with the screening process, and the Compensation Committee subsequently engaged an independent compensation consulting firm, Radford Surveys + Consulting, a division of Aon Consulting, to advise the Compensation Committee and the Board on executive and equity compensation matters. (See “Outside Compensation Consultant” below.) The consulting firm reports directly to the Compensation Committee and the Compensation Committee has sole authority to hire, fire and direct the work of the advisor. Annually, and in consultation with our advisor, the Compensation Committee conducts an evaluation and analysis of Wind River’s executive compensation programs and practices to ensure that such programs are structured appropriately to achieve our compensation objectives. The Compensation Committee meets annually to evaluate the performance of the executive officers, to set their base salaries for the next fiscal year, and to consider and approve any grants to them of equity incentive compensation.

Compensation Philosophy and Policies

The Compensation Committee, in consultation with our Chief Executive Officer, has established the following principles that guide the design of the Company’s compensation programs:

•	Provide competitive total pay opportunities that help attract, reward and retain critical leadership talent;

•	Establish a direct link between operational performance intended to create stockholder value, and executive performance and actual awards;

•	Create a sense of focus, urgency and accountability where executives are held accountable for their actions and outcomes to create an ownership mentality amongst our leaders; and

•	Align the interests and objectives of our executives with our stockholders to build a sustainable organization.

In setting the compensation for each executive officer, the Compensation Committee considers (i) the level of compensation paid to executive officers in positions of similar technology companies, (ii) the responsibility and authority of each position relative to other positions within Wind River, (iii) the individual performance of each executive officer, and (iv) the experience, skills and position criticality. Our process for setting our Chief Executive Officer’s compensation does not differ materially from the process we use to establish the compensation of any other executive officer or non-officer employee.

The Compensation Committee and management believe that strong financial performance by Wind River, on a sustained basis, is an effective means of enhancing long-term stockholder return. Thus, the Compensation Committee builds into the compensation structure for each executive officer certain incentives to achieve corporate goals. With respect to each of the primary components of total compensation specifically, this means:

•

Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics. (See “Peer Group Benchmarking” below.) We do not apply a set formula for establishing the proportion of compensation delivered in the form of salary.

•

Cash incentive awards are structured to provide significant variability based on the achievement of financial goals, and to provide rewards for meeting and exceeding these goals. Cash incentive awards may vary based upon individual achievement of corporate goals within the Named Executive Officer’s area of responsibility and scope of authority. We do not apply a set formula for establishing the proportion of compensation delivered as a cash incentive award, although target award levels are generally set as a percentage of salary ranging from 50-77% for the Named Executive Officers.

•

Equity awards are structured to foster managing from the perspective of owners with an equity stake in Wind River, and to reward executive officers based on increasing long-term stockholder value. We do not apply a set formula for establishing the proportion of compensation delivered in equity, although we do believe this to be a material aspect of total compensation and it reflects a larger portion of our pay-for-performance philosophy.

Other benefits such as our 401(k) Plan, employee stock purchase plan, and health and life insurance, are generally available to executive officers on the same terms as all Company employees. The cost of benefits and other perquisites provided to our executive officers constitutes only a small percentage of each Named Executive Officer’s total compensation. (See “Elements of Compensation” below.)

Outside Compensation Consultant. The Compensation Committee works with an outside independent executive compensation consultant, Radford Surveys + Consulting, a division of Aon Consulting, to assist the Compensation Committee in reviewing and analyzing current market data for both cash compensation and equity awards. The Compensation Committee has worked with its current outside consultant since 2005. In considering the ongoing engagement of our outside consultant, the Compensation Committee considers multiple factors, including (1) whether the consultant is capable of providing opinions and analyses of the Company’s compensation programs independent of management; (2) whether the consultant can make clear recommendations with respect to (i) trends and best practices in compensation program design, administration and disclosure, (ii) tax and accounting impacts of various compensation programs, (iii) the effectiveness of current and past compensation programs, and (iv) the relevance and weaknesses of peer groups and benchmarks; and (3) whether the consultant is able to support the administrative process necessary to complete the annual compensation policy review, including whether the Compensation Committee would have adequate opportunity to consider issues before decisions are required.

Role of Chief Executive Officer in Setting Compensation. Our Chief Executive Officer plays a significant role in the compensation-setting process. The key aspects of the Chief Executive Officer’s role are (i) evaluating employee performance; (ii) establishing business performance targets and objectives; and (iii) recommending salary levels and equity awards. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations with respect to executive compensation. The Compensation Committee also typically seeks input from its independent compensation consultant prior to making any final determinations.

The Compensation Committee on occasion meets with our President and Chief Executive Officer, Mr. Klein, and/or other executives, including our Vice President, Human Resources, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Mr. Klein also participates in Compensation Committee meetings, at the Compensation Committee’s request, to provide background information concerning the Company’s strategic objectives, his evaluation of the performance of the executive officers other than himself, and compensation recommendations as to the executive officers other than himself. While the Compensation Committee may discuss Mr. Klein’s compensation package with him, it meets in executive session without him present to determine his compensation. Other than participating in an evaluation process with our Chief Executive Officer, the other Named Executive Officers do not play a role in their own compensation determination.

Peer Group Benchmarking. The Compensation Committee, in consultation with its outside compensation consultant, reviews the Company’s peer group and benchmarking methodology annually to ensure that the current business environment and expectations are factored into how the Company’s compensation programs are established. As part of its annual evaluation, the Compensation Committee identifies peer companies with which Wind River competes both in the technology sector for products and services as well as for executive talent. The outside compensation consultant provides the Compensation Committee with available data on executive compensation levels and practices as reported in established surveys of executive compensation, as well as the publicly reported data for specific, comparable companies in our peer group. In addition, the outside compensation consultant provides data with respect to compensation levels and practices for persons holding comparable positions in the broader high-technology market.

During its review of executive compensation for fiscal year 2007, the Compensation Committee identified a peer group consisting of 17 companies nationwide that included direct software industry peers and broad software revenue peers with revenue ranges of between $200 million and $1.0 billion. Those companies are:

Ariba	Openwave Systems
Autodesk	Opsware
BEA Systems	Progress Software
BMC Software	Quest Software
Cadence Design Systems	Sybase
Macromedia	Symantec
McAfee	Synopsys
Mentor Graphics	TIBCO Software
Mercury Interactive

In addition, the Compensation Committee used the Radford High Technology Executive Total Direct Compensation survey to examine the broader market practices for salary, incentives and equity compensation, at companies of similar size and complexity to Wind River. This information is used in addition to the peer group data in order to provide a consistent framework for establishing appropriate compensation programs, practices and policies for all Named Executive Officers and all other executives within the Company. All of the above sources of data were used to set our executive compensation targets for fiscal year 2007.

For fiscal year 2008, and following a review of the current business and growth expectations for the business, the Compensation Committee, in consultation with its outside compensation consultant, adjusted the criteria for selecting our peer group to more closely reflect the current business complexity, the scope of responsibilities for our executives and the skills and experience needed to deliver on our business priorities. Our peer group now includes software companies similar in size and complexity to Wind River, with revenues between $200 million and $750 million and market capitalizations between $500 million and $3.0 billion. Those companies are:

Aspen Technology	Open Text
Borland Software	Openwave Systems
Dendrite International	Parametric Technology
Epicor Software	Progress Software
Hyperion Solutions	QAD
I2 Technologies	Quest Software
Infomatica	RadiSys
Interwoven	Red Hat
Lawson Software	Salesforce.com
Macrovision	TIBCO Software
NAVTEQ	webMethods

These changes in our peer group selection criteria resulted in the replacement of all but four of the peer companies from the group used in fiscal year 2007 and the expansion of the peer group from 17 to 22 companies. Market data with respect to this peer group will be used to set our executive compensation targets for fiscal year 2008.

Competitive Positioning. The Compensation Committee believes strongly in creating a pay-for-performance culture at the Company, and providing market awards when the Company achieves its stated business objectives, while paying above market when the Company’s performance exceeds expectations. This results in base salary levels being established at a modest level, and significant variability in cash incentive awards and equity grants year-over-year based on actual performance of the Company and the executive. The Compensation Committee does not have an established formula for the mix of salary, short-term cash and equity compensation, although the intent is that when the Company is achieving its business objectives, total compensation will meet the market. While we do not believe that it is appropriate to establish compensation levels primarily based on benchmarking, we believe that information regarding pay practices at other companies is useful in several respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of many factors that we consider is assessing the reasonableness of our compensation decisions.

Our goal is to target base pay at the median level (that is, 50th percentile) among our peer group and total cash compensation between the market’s 50th and 75th percentile. However, in determining base salary, the Compensation Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Positioning base pay at the 50th percentile of peer companies aids us in controlling fixed costs. Targeting total compensation between the 50th and 75th percentiles, and therefore providing higher incentive compensation opportunity, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole. Management analyzes base pay and target cash compensation to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Klein, our Chief Executive Officer, also uses the market data in making his recommendations to the Compensation Committee for his direct reports.

For fiscal year 2007, our goal was to set base salaries, target total cash compensation (which includes target cash incentive awards) and equity grant value to meet the market (which we define as the 50th percentile), with total cash compensation ranging from the 50th to the 75th percentile based on Company performance and individual contributions to our success. We expect this goal to remain the same for fiscal year 2008 following the adjustment of our peer group and related market reference points as noted above.

Elements of Compensation

Cash Compensation

Base Salary

In establishing base salaries for executive officers, the Compensation Committee considers the comparative data described above as well as an individual executive’s performance, qualifications, experience and level of responsibility. Salaries for executives are reviewed annually by the Compensation Committee and may be adjusted by the Compensation Committee in accordance with certain criteria, including such factors as individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in industry compensation for comparable positions, and our financial performance generally. Management participates in setting base salaries as described above. The weight given to each factor by the Compensation Committee may vary for each individual.

Review of Salaries for Fiscal Year 2007. As part or the Compensation Committee’s annual review of executive salaries for fiscal year 2007, Mr. Klein made recommendations to the Compensation Committee with respect to proposed salaries for each of the Named Executive Officers other than himself. The Compensation Committee accepted Mr. Klein’s recommendations and determined that the increases set forth in the table below were appropriate to achieve the desired market positioning for each executive. In reviewing Mr. Klein’s salary for fiscal year 2007, the Compensation Committee assessed the competitiveness of the Company’s executive cash compensation program as it related to chief executive officers in the Company’s identified peer group and noted that Mr. Klein’s salary for fiscal year 2006 was below the market’s 50th percentile. In keeping with our goal of targeting base pay at the median level among our peer group and total cash compensation between the market’s 50th and 75th percentile, the Compensation Committee approved an increase in Mr. Klein’s base salary from $500,000 to $650,000 and an increase in his target cash incentive award percentage from 60% to 100% of $500,000 (see “Targets for Fiscal Year 2007” below).

Adjustment to Base Salaries for Fiscal Year 2007

Name	FY06 Base Salary	FY07 Base Salary
Kenneth R. Klein Chairman, President and Chief Executive Officer	$500,000	$650,000

Michael W. Zellner Former Vice President, Finance and Administration, Chief Financial Officer and Secretary	$300,000	$325,000

John J. Bruggeman Vice President of Worldwide Marketing and Chief Marketing Officer	$250,000	$280,000

Scot K. Morrison Senior Vice President of Engineering	$267,000	$280,000

Robert Wheaton Former Vice President of Worldwide Field Operations	$225,000	$250,000

Review of Salaries for Fiscal Year 2008. For fiscal year 2008, and following the Compensation Committee’s established process, Mr. Klein made recommendations to the Compensation Committee with respect to proposed salaries for each of the Named Executive Officers other than himself. The Compensation Committee accepted Mr. Klein’s recommendations to increase the base salaries of Messrs. Bruggeman and Morrison from $280,000 to $300,000 per year, and determined that the increases were appropriate to achieve the desired market positioning for each executive. Mr. Morrison’s increase was in connection with his promotion to Senior Vice President of Engineering, and Mr. Bruggeman’s increase was part of the Compensation Committee’s annual salary review. The Compensation Committee did not increase Mr. Klein’s base salary for fiscal year 2008, and did not consider adjustments for Messrs. Zellner and Wheaton whose employment with the Company terminated on February 28, 2007.

Cash Incentive Awards

Our executive officers are eligible to participate in a cash incentive award program. The Compensation Committee believes cash incentive awards serve to motivate our executive officers to meet performance goals set by management and the Compensation Committee in order to benefit all of the Company’s stakeholders. The Compensation Committee establishes the goals for the cash incentive award program based on the annual operating plan approved each year by the Board of Directors to ensure alignment of business goals and priorities.

Targets for Fiscal Year 2007. In January 2006, the Compensation Committee approved criteria for payment of annual cash incentive awards for fiscal year 2007 to our executive officers, including for our Chief Executive Officer, and for all other non-commissioned employees, based on the Company’s financial performance for fiscal year 2007 as measured by bookings (i.e., net purchase orders received from third parties) and earnings per share, calculated on a non-GAAP basis, and on individual performance. Management believes that our use of non-GAAP earnings per share provides insight into the Company’s baseline performance before gains, losses or other charges that are considered by management to be outside of the Company’s business operational results. Some of the items we generally exclude when calculating non-GAAP earnings per share include stock-based compensation, amortization of purchased and other intangibles, restructuring charges, executive severance costs, employer payroll taxes on stock option exercises, release of our tax valuation allowance, and the tax impacts of our non-GAAP adjustments. For purposes of this cash incentive award, the items to be excluded from GAAP earnings per share to determine non-GAAP earnings per share are those same items excluded from GAAP earnings per share in the Company’s publicly reported financial results of non-GAAP earnings per share for fiscal year 2007. Actual cash incentive awards payable for fiscal year 2007, if any, would vary depending on the extent to which actual performance met, exceeded or fell short of the established corporate and individual performance goals for on-target performance for fiscal year 2007 for each individual. In addition, the Compensation Committee retained discretion to modify the cash incentive awards that would be payable to executive officers.

The Compensation Committee also set target cash incentive award percentages for our Named Executive Officers for fiscal year 2007 as follows: Mr. Klein (100% of $500,000); Messrs. Bruggeman, Morrison and Zellner (50% of base salary). (Mr. Wheaton did not participate in the annual cash incentive award program since he is eligible for sales commissions and other quarterly compensation based on achievement of certain sales targets.) The target cash incentive award percentages were the same as fiscal year 2006 for the Named Executive Officers, other than for Mr. Klein whose target cash incentive award percentage increased from 60% to 100% of $500,000. However, the total dollar amounts that the Named Executive Officers were eligible to be paid increased as a result of adjustments in their base salaries, as described above.

Payout for Fiscal Year 2007. For fiscal year 2007, the Compensation Committee reviewed the Company’s performance against the previously determined targets of bookings and earnings-per-share (calculated on a non-GAAP basis) and determined that although on-target performance was not achieved, threshold performance against financial objectives was achieved. The Compensation Committee also evaluated the individual performance of each executive officer during fiscal year 2007, and further took into consideration: (i) the Company’s substantial investment in future growth during fiscal year 2007, (ii) the significant contributions of its employees, including its executive officers, in support of that investment, and (iii) the Company’s achievement of strategic goals during the fiscal year. The Compensation Committee therefore approved cash incentive award payments for the named officers at 50% of each individual’s target award as outlined below.

Name	FY07 Non-Equity Incentive Plan Compensation
Kenneth R. Klein Chairman of the Board, President and Chief Executive Officer	$250,000	(1)

John J. Bruggeman Vice President of Worldwide Marketing and Chief Marketing Officer	$70,000	(2)

Scot K. Morrison Senior Vice President of Engineering	$70,000	(2)

(1)	Target percentage was 100% of $500,000.
(2)	Target percentage was 50% of base salary of $280,000.

Mr. Zellner was not eligible to receive a cash incentive award for fiscal year 2007 due to his termination of employment on February 28, 2007. Mr. Wheaton was not eligible to participate in the cash incentive award program because he is eligible to receive commissions under the Company’s Sales Compensation Plan.

Worldwide Incentive Compensation Plan; Targets for Fiscal Year 2008. Cash incentive awards for fiscal year 2008 are largely aligned with our strategy for fiscal year 2007, as more fully described above. In March 2007, the Compensation Committee adopted a semi-annual cash incentive award program, the Worldwide Incentive Compensation Plan (“ICP”), for fiscal year 2008, which replaces the annual cash incentive award program for prior years. Under the terms of the ICP, employees who do not participate in a sales compensation or commission plan are eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance. Named Executive Officers participate in the ICP to the same extent as all other eligible employees.

In adopting the ICP, the Compensation Committee reviewed a number of financial performance metrics and determined that the appropriate measures of Company performance for the fiscal year 2008 program will be based upon the Company achieving targeted levels of (i) semi-annual net revenue, (ii) semi-annual deferred revenue, and (iii) semi-annual earnings per share calculated on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of restricted stock compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and the tax effects of these non-GAAP adjustments). Individual performance will be based on the employee achieving his or her individual performance goals for each semi-annual period. Target awards are set at a percentage of a participant’s annual salary.

In its review of the fiscal year 2008 cash incentive award program, the Compensation Committee did not change our executive officers’ target cash incentive award percentages from those set in fiscal year 2007. The target cash incentive award percentages for fiscal year 2008 for our principal executive officer, our principal financial officer and our Named Executive Officers are as follows: Kenneth R. Klein, Chairman of the Board, President and Chief Executive Officer (100% of $500,000); Ian Halifax, Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary (50% of base salary of $350,000); John J. Bruggeman, Vice President Worldwide Marketing and Chief Marketing Officer (50% of base salary of $300,000); and Scot K. Morrison, Senior Vice President, Engineering (50% of base salary of $300,000).

For purposes of determining payouts under the ICP, the Company’s performance measures of semi-annual net revenue and semi-annual earnings per share (calculated on a non-GAAP basis as described above) are weighted in proportion to each other, such that if both net revenue and earnings per share targets are met, the cash incentive award pool will be funded at a minimum of 100% and a maximum of 170%, depending on the extent to which each target is met or exceeded. If one or both of the targets is not met, the payout percentage will be less than 100% and could be 0%, depending on the degree of shortfall in each category. If the deferred revenue balance does not meet our targeted number, net revenue will be reduced by the shortfall for purposes of determining the payout percentage.

The percentage at which the cash incentive award pool is funded under the ICP is determined by formula (based on the Company’s performance) and management does not retain discretion to adjust the payout percentages with respect thereto. However, management, with respect to eligible employees, and the Compensation Committee, with respect to eligible executive officers, retains discretion to modify the cash incentive award that would be payable to an individual based on individual performance.

Performance Incentive Award Plan. The Board of Directors has approved the adoption of the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, discussed in more detail below (see “Accounting and Tax Considerations” below). The Performance Incentive Award Plan is being submitted for stockholder approval at the upcoming 2007 Annual Meeting of Stockholders, and, if approved, will be in effect for fiscal years beginning on or after February 1, 2008. The Performance Incentive Award Plan is intended to avail the Company of full tax-deductibility of performance-based cash awards made under the plan for federal tax purposes, if it is approved by the stockholders at the upcoming 2007 Annual Meeting.

Equity Compensation

Eligibility. While we have not adopted stock ownership guidelines for our executive officers and directors, our executive officers are encouraged to invest in the Company’s common stock and “think like owners” when making strategic decisions during their tenure with Wind River. Our officers and other employees are eligible to participate in the 2005 Equity Incentive Plan, as well as the 1993 Employee Stock Purchase Plan, as amended. The 2005 Equity Incentive Plan was established to provide an incentive for employees, including executive officers, to maximize our long-term performance, and permits the Board or the Compensation Committee to grant various types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and deferred stock units, to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine.

Types of Equity Awards. Prior to and during fiscal year 2007, our overall long-term equity incentive strategy was to grant stock options, which reward the executive when stockholder value is created via stock appreciation. We believe that stock options are an effective way to motivate executives to deliver consistent operational performance to increase the long-term value of the Company. In fiscal year 2008, we reviewed industry trends and practices with respect to equity award grants and determined that making grants of full-value awards such as RSUs and performance shares or units in combination with stock options would (i) be more consistent with emerging trends in the market for talent, (ii) provide additional retention value, and (iii) manage dilution more productively by minimizing the number of shares used in the equity plan, overall, while continuing to reward executives for delivering performance that increases the value per share, consistent with our stockholders’ objectives. By reducing the total equity usage at the Company, we also expect that the financial impact expense per share based on our expense, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), will also decline, which would improve our overall GAAP financial performance. In order to better balance upside potential with respect to volatility, we have determined for employees eligible for grants of RSUs that the total value of shares of Wind River stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options to RSUs equal to a 3:1 ratio of options to RSUs.

Grant Process, Timing and Pricing of Grants. The Compensation Committee considers, at least annually, the grant of stock-based compensation to all officers, in addition to grants to other officers as described below under “New Hire, Promotion or Retention Grants.” The Compensation Committee determines the size of an executive’s equity grant each year by considering a number of factors, such as: (i) market benchmarking, including the size of competitive grants based on the value delivered, percent of Company and absolute size of the grant, (ii) prior grants and the unvested retention value of the grants, (iii) retention objectives for the specific executive, and (iv) guidelines established by the Compensation Committee for equity usage company-wide. Such grants are then made on the basis of a subjective analysis of an executive’s individual performance (as part of the Company’s standard performance review process), our financial performance, and the number of shares subject to the executive’s existing options, as well as the extent to which the executive’s existing equity awards have current value.

In fiscal year 2007, the Company regularly granted stock options on the fifteenth business day of each month. Grants to vice presidents and more senior executive officers of the Company were approved by the Compensation Committee and grants to non-officer employees were approved by the Non-Officer Stock Option Committee, consisting of the Company’s Chairman of the Board, President and Chief Executive Officer, Mr. Klein. Broad-based annual grants to employees followed the same process for approval as set forth above except that the future grant date was proposed by senior management, through consultations between the Chief Executive Officer, Chief Financial Officer, and the Vice President of Human Resources. These annual grants were reviewed with the Compensation Committee and approved by the appropriate committees on the grant date. “Out-of-cycle” grants were permitted in connection with the hiring of executive officers where the grant date was set forth in their employment offer letter to coincide with their date of hire.

In September 2006, the Board established an interim process for the Non-Officer Stock Option Committee that provided for increased review and approval by management of stock option grants to non-officer employees. In January 2007, and in connection with its review of the Company’s stock option granting policies described below, the Board of Directors amended the Non-Officer Stock Option Committee charter such that the Committee is now comprised of two directors, one of whom must be a non-employee director. The Non-Officer Stock Option Committee is now called the “Non-Officer Equity Awards Committee.” As presently constituted, actions of the Non-Officer Equity Awards Committee may be taken by Mr. Klein together with one member of the Compensation Committee.

In December 2006, the Compensation Committee reviewed its stock option granting policies and practices to determine whether any changes in process would be advisable in light of both evolving “best practices” and recommendations of the Audit Committee following the conclusion of the Special Committee’s review of the Company’s historical stock option granting and accounting policies. Subsequently, in January 2007, the Board of Directors, in consultation with the Audit Committee and upon the recommendation of the Compensation Committee, adopted the following guidelines for future equity award grants:

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Timing of Annual Grants. The Compensation Committee will consider grants of equity awards to the Company’s vice presidents and more senior executive officers on an annual basis, with a target grant date of the 15th business day of March of each year, which is the same day annual grants are considered for all other employees. If the trading window is closed on the 15th business day of March, the grant will be made on the third business day after the trading window has opened.

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New Hire, Promotion or Retention Grants. Grants of equity awards to newly-hired officers, those who have been promoted, or those who have been chosen to receive retention awards, will be made on the 15th business day of each calendar month, if and as needed, for those officers whose triggering event occurs in the previous calendar month. These grants will be made on the same date and at the same price as grants of similar awards to all other eligible employees.

•	Pricing of Grants. The exercise price for stock options is 100% of the closing price of the underlying common stock on the grant date

Fiscal Year 2007 Grants. The Compensation Committee postponed consideration of an annual performance grant for fiscal year 2007 until the conclusion of the Special Committee’s review of the Company’s historical stock option granting and accounting policies and, as a result, did not grant equity-based awards to any Named Executive Officer during fiscal year 2007 (which ended on January 31, 2007).

Grants Made After January 31, 2007. In accordance with the Company’s equity award granting policy, on March 21, 2007, the Compensation Committee granted Mr. Morrison, in connection with his promotion to Senior Vice President of Engineering, options to purchase 37,500 shares of common stock of the Company at an exercise price of $10.18 per share (which was 100% of the fair market value of the Company’s common stock on the grant date) and 13,000 RSUs. Each of the RSUs represents a contingent right to receive one share of the Company’s common stock. The stock options vest 25% on the first anniversary of the date of grant and 1/48 monthly thereafter, and are otherwise pursuant to the terms of the Company’s standard form of stock option agreement. The RSUs vest 25% on each of March 21, 2008, 2009, 2010 and 2011, assuming Mr. Morrison’s continued employment with the Company, and are otherwise pursuant to the terms of the Company’s standard form of RSU agreement. The award vests 100% upon Mr. Morrison’s death if he is a service provider (as defined in the 2005 Equity Incentive Plan) to the Company at the time of death.

On March 28, 2007, following the completion of the Special Committee’s review and once the Company became current in its SEC filings, and in accordance with the Company’s equity granting policy, the Compensation Committee granted annual equity awards consisting of stock options and RSUs to certain of its vice presidents and more senior executive officers, including Named Executive Officers. The grants made to our Named Executive Officers (other than to Messrs. Zellner and Wheaton whose employment with the Company terminated on February 28, 2007 and Mr. Morrison who received a promotion grant on March 21, 2007) are as follows:

Name	Number of Options	Number of RSUs
Kenneth R. Klein Chairman, President and Chief Executive Officer	250,000	80,000

John J. Bruggeman Vice President of Worldwide Marketing and Chief Marketing Officer	37,500	13,000

The equity awards were granted on the same date and priced at the same price (i.e., an exercise price for stock options of $9.94 per share, which was 100% of the fair market value of the Company’s common stock on the date of grant) as the annual grants made to the Company’s non-officer employees. The grants of stock options to executives and employees vest in accordance with the Company’s standard schedule: twenty-five percent (25%) of the shares subject to the option vest after one year of service following the vesting start date and 1/48th of the shares subject to the option vest each month thereafter. Grants of RSUs vest twenty-five percent (25%) on each of March 28, 2008, 2009, 2010 and 2011, subject to the employee’s continued service with the Company. The awards vest 100% upon the executive officer’s death if he is a service provider (as defined in the 2005 Equity Incentive Plan) to the Company at the time of death.

Alignment with Stockholder Interests and Equity Burn Rate. We believe that our stock plans and the equity participation of the executive officers align the interests of the executive officers with the long-term interests of the stockholders. The Compensation Committee, along with management, has continued to evaluate the financial and employee-relations impact of equity compensation, along with industry trends and competitive practices, to determine how to best utilize equity awards in support of Wind River’s primary objective of creating value for its stockholders.

The Company, with the oversight and approval of the Compensation Committee, generally provides equity awards: (1) initially to all new employees of the Company, consistent with typical grants provided to similarly situated employees by similarly situated companies, (2) annually to members of the Board of Directors, (3) annually to executive and non-executive officers of the Company and (4) annually to employees who have met or exceeded certain performance and contribution criteria. The Compensation Committee periodically reviews both the gross and the net burn rate, compared to both our peer group and broader industry practices as published by certain of the stockholder advisory organizations. The Compensation Committee endeavors to assure that the net burn rate approximates the budgeted issuances authorized for the year in conformity with our peer group and broader industry averages, and to assure that the annual and the three-year average gross burn rates are within the range recommended by Institutional Shareholder Services, an outside stockholder advisory group.

For purposes of determining the net stock option burn rate, the Company determines the sum of all shares issued plus options granted during the course of the year, subtracts the shares and options that are cancelled and returned to the plan, and divides the balance (the net options granted) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all shares issued plus options granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During fiscal year 2007, the net options granted totaled 1,141,683, and the gross options granted totaled 1,889,725. There were approximately 85,209,262 shares outstanding at January 31, 2007, resulting in a net burn rate of 1.34% and a gross burn rate of 2.21%. Our gross burn rate approximates the market average of comparable companies as published by certain outside stockholder organizations.

1993 Employee Stock Purchase Plan

We maintain an employee stock purchase plan that permits employees to acquire our Common Stock through payroll deductions. All employees, including executive officers, are eligible to participate in the plan that is intended to promote broad-based equity participation across the Company. See Proposal Five contained in this Proxy Statement for a summary description of the 1993 Employee Stock Purchase Plan.

401(k) Plan

We maintain a 401(k) Plan to provide retirement benefits for all employees through tax-deferred salary deductions. The Company makes a matching contribution equal to 50% of an employee’s salary contributions, up to a total of 6% of that employee’s compensation. These matching contributions are made in the form of Wind River Common Stock and vest over a four-year period. Our executives are eligible to participate in the 401(k) Plan in a manner consistent with all other employees.

Health and Life Insurance, and Other Perquisites

Our health benefits, including medical, dental and vision coverage, and an employee assistance program, are available to all employees, including executive officers, in a manner that is consistent for all employees. Life insurance is generally available to all employees, including executive officers, based on their salaries or a multiple thereof, at their option. Premiums for health insurance benefits are generally shared by the Company and the individual, and basic life insurance benefits are generally paid by the Company. We also offer supplemental life insurance, for which the individual pays the entire premium. Our executives may also elect either short term and/or long-term disability coverage, for which we pay 100% of the premiums for short-term coverage and all of the premiums for long-term coverage, at the election of the executive. We provide split dollar life insurance through a legacy plan to Messrs. Zellner and Morrison, as reported in the Summary Compensation Table. We no longer offer this insurance as a continuing part of our benefit program due to regulatory and tax changes that made this program less attractive. In addition to the benefits described above, some of our executive officers receive a car allowance.

Accounting and Tax Considerations

The Compensation Committee has considered the potential future effects of Internal Revenue Code Section 162(m) on its compensation program. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such $1.0 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of our executive officers approached the $1.0 million limit in fiscal year 2007 and we do not expect any executive officer to approach such limit in fiscal year 2008. In order to provide full benefit to the Company of potential future payments to our executive officers of cash incentive awards that would qualify under Section 162(m), our Compensation Committee has adopted the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, which is subject to stockholder approval at our 2007 Annual Meeting of Stockholders and a full description of which can be found in Proposal Four on page 26 hereof. If approved by the stockholders at the upcoming annual meeting, the Incentive Award Plan would be in effect for fiscal years beginning on or after February 1, 2008.

The Compensation Committee has also considered the effects of the availability of tax deductions under Section 162(m) in connection with certain forms of equity awards that are not structured to meet the “performance-based” exception contained in Section 162(m). These equity awards could be included in the calculation of the executive officers’ compensation for Section 162(m) purposes, with the result that not all of that compensation would be deductible by the Company. This result can be avoided if the plans under which such options or other equity awards are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. There are additional specific requirements for option grants and certain other equity awards to qualify as “performance-based”. Our 1998 Equity Incentive Plan (which was replaced by the 2005 Equity Incentive Plan) was designed and administered to meet these requirements for stock options. In addition, the 2005 Equity Incentive Plan has been designed to meet those requirements for stock options as well as other forms of performance-based awards.

Our Use of Employment Agreements, Change in Control Incentive and Severance Benefits Plans

Employment Agreements. The Company enters into employment agreements on a limited basis, which is consistent with our commitment to being an at-will employer. In the past, we have generally reserved the use of employment agreements, other than change in control and/or severance agreements as described below, to the relationship with our Chief Executive Officer and Chief Financial Officer.

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Mr. Klein’s Agreement. For a description of the specific terms of Mr. Klein’s employment agreement, see page 51 hereof, in the section entitled “Employment Agreements with Executive Officers.” The Compensation Committee believes that the treatment of Mr. Klein under his employment agreement is consistent with industry practices for other similarly situated chief executives, as determined through our regular review of executive compensation practices. The Compensation Committee also believes that the treatment of Mr. Klein’s cash compensation under his employment agreement in the event of a change in control is considered fair, reasonable, not excessive and consistent with industry practices.

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Mr. Halifax’s Agreement. In January 2007, we entered into an agreement with our current Chief Financial Officer, Ian Halifax, pursuant to an offer letter dated January 30, 2007. A description of the terms of his agreement with the Company can be found on page 52 hereof, in the section entitled “Employment Agreements with Executive Officers.” The Compensation Committee believes that the treatment of Mr. Halifax pursuant to the terms of his offer letter is consistent with industry practices for other similarly situated chief financial officers, as determined through our regular review of executive compensation practices. The Compensation Committee also believes that the treatment of Mr. Halifax’s cash compensation under the terms of his offer letter in the event of a change in control is considered fair, reasonable, not excessive and consistent with industry practices.

Executive Officers’ Change of Control Incentive and Severance Benefit Plan. In November 1995, the Compensation Committee adopted the Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) for all vice presidents of the Company, to provide an incentive to an executive to participate in contemplating a transaction that is the best interest of our stockholders, but that may, as a result, eliminate that executive’s position with the Company. In the event of a change of control transactions, severance benefits will be paid in the event of certain terminations of employment within 12 months of the change of control transaction. In adopting the Change of Control Plan, the Compensation Committee determined that it was important to align the interests of our senior management with that of our stockholders by providing an incentive for senior management to drive an increase in stockholder value by all means available (which may, in certain circumstances, include a change of control in which the Company is not the surviving entity). In establishing this policy, the Compensation Committee believes that it is important to provide transitional compensation to executives only in the event that their employment is terminated by the surviving organization. The Compensation Committee also believes that the use of a double trigger (i.e., change-of-control plus termination) is consistent with market best practices and good governance standards and is fair and reasonable in the event the executive’s position is eliminated, consistent with our stockholders’ interests. For a description of the specific terms of the Change of Control Plan, see page 58 hereof in the section entitled “Executive Officers’ Change of Control Incentive and Severance Benefit Plan.”

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. In adopting the Severance Plan, the Compensation Committee determined that it was important to standardize the process pursuant to which severance benefits were determined for those vice presidents or more senior executive officers (other than Mr. Klein, our Chairman of the Board, President and Chief Executive Officer, and Ian Halifax, our Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary, whose severance benefits are defined in separate agreements as described on page 51 hereof in the section entitled “Employment Agreements with Executive Officers”) whose employment was involuntarily terminated by the Company. The Compensation Committee believes this formal policy provides for consistent and fair treatment, and minimizes potentially difficult negotiations that may take place when management believes it is to the Company’s benefit to make changes at the vice president level. For a description of the specific terms of the Severance Plan, see page 59 hereof in the section entitled “Vice Presidents’ Severance Benefit Plan.”

COMPENSATION COMMITTEE REPORT

The material in the following Compensation Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Compensation Committee Report shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed the contents of Wind River’s Compensation Discussion and Analysis set forth on pages 36-48 of this Proxy Statement with management of Wind River. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Standish H. O’Grady, Chairman

William B. Elmore*

Grant M. Inman

*	Mr. Elmore will no longer serve on the Compensation Committee following the 2007 Annual Meeting of Stockholders.

Summary Compensation Table

The following table shows, for the fiscal year ended January 31, 2007, the compensation of (i) our principal executive officer; (ii) our principal financial officer; and (iii) the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers as of January 31, 2007 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kenneth R. Klein Chairman, President and Chief Executive Officer	2007	650,000	5,486,414	(3)	250,000		6,550	(5)	6,392,964

Michael W. Zellner (1) Former Vice President of Finance and Administration, Chief Financial Officer and Secretary	2007	325,000	937,926	(3)	—		14,324	(6)	1,277,250

John J. Bruggeman Vice President of Worldwide Marketing and Chief Marketing Officer	2007	280,000	590,263	(3)	70,000		14,612	(7)	954,875

Scot K. Morrison Senior Vice President of Engineering	2007	280,000	547,930	(3)	70,000		11,565	(8)	909,495

Robert Wheaton (2) Former Vice President of Worldwide Field Operations	2007	250,000	771,374	(3)	254,301	(4)	16,094	(9)	1,291,769

(1)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007. The Board of Directors appointed Ian Halifax as his successor effective February 26, 2007. As a result of his termination of employment, he was not eligible to be considered for additional compensation under the Company’s non-equity incentive plan for fiscal year 2007.
(2)	Mr. Wheaton left his position as Vice President, Worldwide Field Operations effective January 31, 2007. His employment with Wind River terminated on February 28, 2007. The Board of Directors appointed Damian Artt as his successor, effective February 1, 2007.
(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal year 2007 for option awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any estimates of future forfeitures. These compensation costs reflect option awards granted prior to fiscal year 2007. No options were granted to any Named Executive Officer in fiscal year 2007. For a discussion of the assumptions used to calculate the value of options awards, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on May 1, 2007.
(4)	Consists of commissions and other incentive compensation paid in accordance with the terms of our Fiscal Year 2007 Sales Compensation Plan.
(5)	Represents Wind River’s matching contribution under its tax-qualified 401(k) Plan, which provides for broad-based employee participation.
(6)

Consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,363, and the cash value compensation of the split dollar life insurance policy maintained for Mr. Zellner in the amount of $7,961, of which $581 was reported as taxable income to Mr. Zellner in fiscal year 2007. The dollar value of the cash value compensation was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by Mr. Zellner.

(7)	Consists of a car allowance in the amount of $10,020, and Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,592.
(8)	Consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,333, medical benefits in the amount of $504, and the cash value compensation of the split dollar life insurance policy maintained for Mr. Morrison in the amount of $4,728, of which $906 was reported as taxable income to Mr. Morrison in fiscal year 2007. The dollar value of the cash value compensation was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by Mr. Morrison.
(9)	Consists of a car allowance in the amount of $8,000, and $8,094 in tax gross up benefit in connection with Mr. Wheaton’s Presidents’ Club sales award.

Salary and Bonus. Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics. (See “Peer Group Benchmarking” at page 38 for a description of our peer group.) We do not apply a set formula for establishing the proportion of compensation delivered in the form of salary. We pay cash incentive awards to our non-commissioned employees and officers pursuant to a non-equity incentive plan described below. Cash incentive awards are structured to provide significant variability based on the achievement of financial goals, and to provide rewards for meeting and exceeding these goals. Cash incentive awards may vary based upon individual achievement of corporate goals within the Named Executive Officer’s area of responsibility and scope of authority. We do not apply a set formula for establishing the proportion of compensation delivered in cash incentive awards, although target award levels are generally set as a percentage of salary ranging from 50-77% for the Named Executive Officers. See “Compensation Discussion and Analysis” above for additional details with respect to our compensation policies and practices.

Option Awards; Annual Performance Grant. During each fiscal year, the Compensation Committee of the Board of Directors generally considers an annual performance grant of equity awards to certain employees, including executive officers of Wind River, as part of its annual review of executive compensation. See “Equity Compensation” at page 43 for a description of the equity grant process. The Compensation Committee postponed consideration of an annual performance grant for fiscal year 2007 until the conclusion of the Special Committee’s voluntary review of Wind River’s historical stock option granting and related accounting practices and, as a result, did not grant equity-based awards to any Named Executive Officer during fiscal year 2007. Please see the table entitled “Outstanding Equity Awards at Fiscal 2007 Year End” at page 54 for details with respect to equity awards granted to our Named Executive Officers in prior years.

Non-Equity Incentive Plan Compensation. The Compensation Committee of the Board of Directors established an annual cash incentive plan pursuant to which our executive officers were eligible to receive cash incentive awards for fiscal year 2007. The Compensation Committee has adopted a new cash incentive award program for fiscal year 2008 that provides for semi-annual rather than annual cash incentive awards. See “Cash Incentive Awards” at page 41 for a description of (i) the fiscal year 2007 cash incentive award plan and its components, and (ii) the Worldwide Incentive Compensation Plan for fiscal year 2008 and its components.

Employment Agreements with Executive Officers. Wind River has not entered into employment agreements with any executive officers other than Kenneth R. Klein, our Chairman of the Board, President and Chief Executive Officer, and Ian Halifax, our current Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary.

— Agreement with Mr. Klein. On November 5, 2003, Wind River and Mr. Klein entered into an employment agreement providing for the employment of Mr. Klein as Chairman of the Board of Directors, President and Chief Executive Officer effective as of January 5, 2004. Under the agreement, Mr. Klein was initially entitled to receive an annualized base salary of $450,000 and an annualized bonus for on-plan performance, as determined by the Compensation Committee of the Board of Directors. The Compensation Committee reviews his base salary and determines the criteria for his cash bonus on an annual basis. For fiscal year 2007, the Compensation Committee set Mr. Klein’s base salary at $650,000 and his cash bonus target percentage at 100% of $500,000. No change was made to his base salary and cash bonus target percentage for fiscal year 2008.

In accordance with the terms of the agreement, upon commencement of his employment, Mr. Klein was granted three stock options to purchase an aggregate of 2,400,000 shares of our Common Stock under the terms and conditions of the 1998 Equity Incentive Plan. The exercise price of the options was $9.15, which was the fair market value (as defined in the 1998 Equity Incentive Plan) of our Common Stock on the date of grant. The three options consist of a grant of 2,000,000 shares which vests in accordance with the Company’s standard vesting schedule, which is 25% of the shares on the first anniversary of Mr. Klein’s employment and then as to 1/48th of the shares each month thereafter. The two grants of 200,000 shares have similar vesting, but have a limitation on exercise tied to our stock price performance. One of the option grants for 200,000 shares vests 25% on January 5, 2005 and 1/48th per month thereafter and is only exercisable, to the extent vested under the foregoing vesting schedule, on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds 1.5 times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The other option grant for 200,000 shares vests 25% on January 5, 2005 and 1/48th per month thereafter and is only exercisable, to the extent vested under the foregoing vesting schedule, on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds two times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The fair market value for purposes of each option grant of 200,000 shares is the average closing price of such common stock on the exchange on which it is traded for the 30 days preceding the date of determination.

In the event Mr. Klein’s employment with Wind River is terminated other than for Cause (as defined in his employment agreement), or if he resigns his employment with Good Reason (as defined in the employment agreement), in each case other than within 12 months of a change of control, Mr. Klein will be entitled to (i) an amount equal to 12 months of Mr. Klein’s base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued heath insurance coverage, if elected, for a period of 12 months after termination, (iii) additional credits towards the vesting and exercisability of the stock options outlined above, and (iv) 12 months of additional credit towards the vesting and exercisability of all equity awards other than the stock options outlined above.

In the event Mr. Klein’s employment is terminated other than for Cause or if he resigns his employment with Good Reason within 12 months of a Change of Control (as defined in his employment agreement), Mr. Klein would be entitled to (i) an amount equal to 12 months of his base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued health insurance coverage, if elected, for a period of 12 months after termination, and (iii) 100% accelerated vesting and exercisability of all equity awards with respect to our Common Stock. Mr. Klein must enter into a release of claims with the Company before he is entitled to receive such benefits.

— Agreement with Mr. Halifax. Pursuant to the terms of an offer letter between Wind River and Mr. Halifax dated January 30, 2007, Mr. Halifax’s employment is at-will. His annual base salary was set at $350,000 per year and his target bonus opportunity for fiscal year 2008 was set at 50% of his annual base salary. He was also entitled to receive a stock option grant for 425,000 shares of the Company’s Common Stock. In the event Mr. Halifax’s employment is terminated without Cause (as defined in his offer letter) or he voluntarily terminates his employment for Good Reason (as defined in his offer letter) and such termination is not covered by the Company’s Executive Officers’ Change of Control Incentive and Severance Benefit Plan, he would be entitled to 12 months base salary plus one hundred percent (100%) of his actual bonus for the prior fiscal year and one year of accelerated vesting of all stock options. He is also eligible to participate in the Company’s

Executive Officers’ Change of Control Incentive and Severance Benefit Plan and the Company’s Vice-Presidents’ Severance Benefit Plan, as amended. Mr. Halifax must enter into a release of claims with the Company before he is entitled to receive such benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive plan awards to our Named Executive Officers during the fiscal year ended January 31, 2007. Wind River did not grant plan-based equity awards to the Named Executive Officers under any Wind River plan during the fiscal year ended January 31, 2007.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended January 31, 2007

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)(1)	Target ($)		Maximum ($)(1)
Kenneth R. Klein	—	500,000	(2)	—
Michael W. Zellner	—	0	(3)	—
John J. Bruggeman	—	140,000	(4)	—
Scot K. Morrison	—	140,000	(5)	—
Robert Wheaton	—	254,301	(6)	—

(1)	For a description of Wind River’s cash incentive award program for fiscal year 2007, please see “Cash Incentive Awards” at page 41 hereof. There are no threshold or maximum awards for either the fiscal year 2007 cash incentive award program for non-commissioned employees or the fiscal year 2007 Sales Compensation Plan for commissioned employees.
(2)	Mr. Klein’s target award percentage for fiscal year 2007 was 100% of $500,000. Mr. Klein’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(3)	Mr. Zellner was not eligible to receive a cash incentive award for fiscal year 2007 due to his termination of employment on February 28, 2007.
(4)	Mr. Bruggeman’s target award percentage for fiscal year 2007 was 50% of his annual base salary of $280,000. Mr. Bruggeman’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(5)	Mr. Morrison’s target award percentage for fiscal year 2007 was 50% of his annual base salary of $280,000. Mr. Morrison’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(6)	Mr. Wheaton was not eligible to participate in the fiscal year 2007 cash incentive award program for non-commissioned employees, but was eligible to receive sales commissions and other incentives pursuant to the terms of the Fiscal Year 2007 Sales Compensation Plan. The amount set forth above is the actual amount paid to Mr. Wheaton under the terms of the Sales Compensation Plan for fiscal year 2007.

Non-Equity Incentive Plan Compensation. The Compensation Committee of the Board of Directors established an annual cash incentive plan pursuant to which our executive officers were eligible to receive cash incentive awards for fiscal year 2007. Under the terms of the 2007 cash incentive plan, the Compensation Committee retained discretion to modify the cash incentive awards that would be payable to an individual. See “Payout for Fiscal Year 2007” at page 41 for a description of the Compensation Committee’s payout determination process.

The Compensation Committee has adopted a new cash incentive award program for fiscal year 2008 that provides for semi-annual rather than annual cash incentive awards. See “Cash Incentive Awards” at page 41 for a description of the Worldwide Incentive Compensation Plan for fiscal year 2008 and its components.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth the outstanding equity awards for each Named Executive Officer as of January 31, 2007. Up through January 31, 2007, Wind River has not granted equity awards other than stock options to any Named Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Kenneth R. Klein	18,000	6,000	(1)			6.33	07/24/13
	150,000			50,000	(2)	9.15	01/05/14
	1,500,000	500,000	(3)			9.15	01/05/14
	150,000			50,000	(4)	9.15	01/05/14
	300,000	300,000	(5)			12.20	01/05/12
	108,333	291,667	(6)			14.49	12/06/12

Michael W. Zellner	171,875	78,125	(7)(12)			12.19	04/12/14	(12)
	62,500	57,500	(8)(12)			12.10	12/01/11	(12)
	150,000					10.25	09/27/11	(12)
	23,020	61,980	(6)(12)			14.49	12/06/12	(12)
	100,000					5.00	07/10/07	(12)
	75,000					6.92	10/21/08	(12)
	37,500					6.92	10/21/08	(12)

John J. Bruggeman	41,667	54,167	(9)			8.50	02/09/14
	52,083	47,917	(8)			12.10	12/01/11
	20,312	54,688	(6)			14.49	12/06/12

Scot K. Morrison	36,800					9.51	04/17/07
	2,300					9.51	04/17/07
	2,313					6.92	10/21/08
	2,313					6.92	10/21/08
	40,000					5.00	07/10/07
	20,000					10.25	09/27/11
	10,350					6.92	10/21/08
	7,500					6.92	10/21/08
	20,312	54,688	(6)			14.49	12/06/12
	52,083	47,917	(8)			12.10	12/01/11
	158,333	41,667	(10)			6.47	11/19/13
	4,600					6.92	10/21/08
	40,000					6.92	10/21/08
	6,900					6.92	10/21/08

Robert Wheaton	50,000					3.77	06/24/08	(13)
	52,083	47,917	(8)(13)			12.10	12/01/11	(13)
	20,312	54,688	(6)(13)			14.49	12/06/12	(13)
	225,000	75,000	(11)(13)			9.10	01/12/14	(13)

(1)	Option vests 25% on each of July 24, 2004, 2005, 2006 and 2007.

(2)

Option vests 25% on January 5, 2005 and 1/48th per month thereafter. Additionally, the option shall only be exercisable, to the extent vested under the foregoing vesting schedule, on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds 1.5 times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The fair market value shall be the average closing price of such common stock on the exchange on which it is traded for the 30 days preceding the date of determination.

(3)	Option vests 25% on January 5, 2005 and 1/48th monthly thereafter.
(4)

Option vests 25% on January 5, 2005 and 1/48th per month thereafter. Additionally, the option shall only be exercisable, to the extent vested under the foregoing vesting schedule, on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds two times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The fair market value shall be the average closing price of such common stock on the exchange on which it is traded for the 30 days preceding the date of determination.

(5)	Option vests 25% on January 5, 2006 and 1/48th monthly thereafter.
(6)	Option vests 25% on December 6, 2006 and 1/48th monthly thereafter.
(7)	Option vests 25% on April 12, 2005 and 1/48th monthly thereafter.
(8)	Option vests 25% on December 1, 2005 and 1/48th monthly thereafter.
(9)	Option vests 25% on February 9, 2005 and 1/48th monthly thereafter.
(10)	Option vests 25% on November 19, 2004 and 1/48th monthly thereafter.
(11)	Option vests 25% on January 12, 2005 and 1/48th monthly thereafter.
(12)	Mr. Zellner’s employment with Wind River terminated on February 28, 2007. As of that date, any unvested options were cancelled. All of his vested options, to the extent they remain unexercised, expire on June 26, 2007.
(13)	Mr. Wheaton’s employment with Wind River terminated on February 28, 2007. As of that date, any unvested options were cancelled. All of his vested options, to the extent they remain unexercised, expire on June 26, 2007.

Option Exercises during Fiscal Year 2007

The following table sets forth option exercises for each Named Executive Officer for the fiscal year ended January 31, 2007.

OPTION EXERCISES

FOR FISCAL YEAR ENDED JANUARY 31, 2007

Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kenneth R. Klein	—	—
Michael W. Zellner	—	—
John J. Bruggeman	71,166	$267,959
Scot K. Morrison	—	—
Robert Wheaton	—	—

Policies with Respect to Review, Approval or Ratification of Transactions with Related Persons

As a general matter, it is the preference of Wind River’s Board of Directors and management to avoid related party transactions. Wind River’s Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review, discuss with management and our independent auditor, and approve any transactions or courses of dealing with related parties (for example, significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Wind River is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	An executive officer, director or director nominee of Wind River;

•	Any person who is known to be the beneficial owner of more than 5% of Wind River’s common stock;

•

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee of Wind River or beneficial owner of more than 5% of Wind River’s common stock;

•

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial interest.

All related party transactions are required to be disclosed in Wind River’s filings with the Securities and Exchange Commission in accordance with SEC rules.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Wind River’s Code of Ethics, which applies to all officers, directors and employees of Wind River, and its Supplemental Code of Ethics for the Chief Executive Officer and Senior Officers (the “Officers’ Code of Ethics”). Under the Company’s Code of Ethics and the Officers’ Code of Ethics, directors and officers have an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to Wind River. In all instances where the appearance of a conflict exists, the nature of the conflict is to be disclosed to the Company’s Legal Department. Where there is a real or perceived conflict or interest involving a member of the Company’s Board of Directors, the matter is to be referred to the Legal Department for interpretation and discussion with the Board of Directors or a committee thereof for resolution.

Potential Payments Upon Termination of Employment or Change in Control.

Wind River has entered into arrangements and/or maintains employee benefit plans, including the Executive Officers’ Change of Control Incentive and Severance Benefit Plan and the Vice Presidents’ Severance Benefit Plan each described below, that require specific payments and/or benefits to be provided to the Named Executive Officers in the event of termination of employment, except for Mr. Klein whose employment agreement (see “Employment Agreements with Executive Officers” at page 51 hereto) governs any payments due to him as a result of his termination of employment under the scenarios set forth below. The following table sets forth the payments and/or benefits that would be owed to each of the Named Executive Officers upon termination of employment in the situations and for the reasons described below, assuming that the triggering event took place on January 31, 2007, the last day of fiscal year 2007. The closing market price per share of our Common Stock on that date was $9.92.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

OR CHANGE IN CONTROL AS OF JANUARY 31, 2007

Compensation and Benefits	Resignation for Good Reason Without Change in Control ($)(a)		Involuntary Without Cause ($)(b)		Involuntary Without Cause or for Good Reason After Change in Control ($)(c)
Base Salary	650,000	(1)	650,000 162,500 140,000 125,000	(1) (2) (3,4) (5)	650,000 325,000 280,000 250,000	(1) (2) (3,4) (5)

Annual Cash Incentive	0	(1)	0	(1)(a)	0	(1-5)

In the Money Value of Accelerated Equity Awards (d)	492,000	(1)	492,000	(1)	492,000 0 76,917 316,250 56,375	(1) (2) (3) (4) (5)
Health Care Benefits (e)	17,570	(1)	17,570 8,785 0 6,190	(1) (2,3) (4) (5)	35,140 17,570 0 12,379	(1) (2,3) (4) (5)

Outplacement Services	N/A		7,800	(1-5)	N/A

280G Tax Gross-Up (f)	0	(1)	N/A		0	(1-5)

TOTAL:
Kenneth R. Klein	1,159,570	(1)	1,167,370	(1)	1,177,140	(1)
Michael W. Zellner			179,085	(2)	342,570	(2)
John J. Bruggeman			156,585	(3)	374,487	(3)
Scot K. Morrison			147,800	(4)	596,250	(4)
Robert Wheaton			138,990	(5)	318,754	(5)

KEY:	(1) Kenneth R. Klein; (2) Michael W. Zellner; (3) John J. Bruggeman; (4) Scot K. Morrison; and (5) Robert Wheaton

(a)	Pursuant to Wind River’s employment agreement with Mr. Klein. The terms of Mr. Klein’s employment agreement provide that his post-termination bonus payment would be the amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs. Mr. Klein did not receive a bonus for fiscal year 2006 and thus would not be eligible for a post-termination bonus payment if his employment had terminated in fiscal year 2007.
(b)	Pursuant to the Vice Presidents’ Severance Benefit Plan described below, except for Mr. Klein whose payment would be pursuant to his employment agreement with Wind River.
(c)	Pursuant to the Executive Officers’ Change of Control Incentive and Severance Benefit Plan described below, except for Mr. Klein whose payment would be pursuant to his employment agreement with Wind River. The terms of the Executive Officers’ Change of Control and Severance Benefit Plan provide that a post-termination bonus payment would be the amount equal to 100% of a Named Executive Officer’s actual bonus for the fiscal year prior to the fiscal year in which the termination occurs. None of the Named Executive Officers received bonuses in fiscal year 2006.
(d)

Consists of the dollar value of projected pre-tax proceeds upon exercise of the accelerated portion of vested, in-the-money stock options, using the closing market price of Wind River’s Common Stock on January 31, 2007 of $9.92. Assumes (i) 24 months acceleration of Mr. Klein’s options in connection with his resignation for Good Reason without a Change of Control (as such capitalized terms are defined in his employment agreement), (ii) 100% acceleration of all equity awards in connection with Mr. Klein’s involuntary termination without Cause (as such capitalized term is defined in his employment agreement) or for Good Reason after a Change in Control, and (iii) 12 months acceleration of all options granted to Messrs. Zellner, Bruggeman, Morrison and Wheaton in connection with involuntary termination without Cause or for Good Reason in connection with a Change in Control (as such capitalized terms are defined in the Executive Officers’ Change of Control Incentive and Severance Benefit Plan).

(e)	Mr. Morrison did not participate in the Company’s health insurance plans for fiscal year 2007 and thus would not be eligible for COBRA benefits.
(f)	No amounts would be payable at this time under the golden parachute provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. See the terms of Mr. Klein’s employment agreement at page 51 hereof and the description of the Executive Officers’ Change of Control Incentive and Severance Benefit Plan set forth below for details of eligibility for such payments.

No payments other than those required by law would occur in the event of a Named Executive Officer’s voluntary resignation, termination for Cause, death or total and permanent disability, except that all options granted under the 2005 Equity Incentive Plan accelerate 100% upon date of death if the executive is a service provider to the Company at the time of death. All options granted to Named Executive Officers that would have accelerated under the terms of the 2005 Equity Incentive Plan were granted at a price higher than $9.92, and thus no gain would have been recognized on exercise.

Executive Officers’ Change of Control Incentive and Severance Benefit Plan. In November 1995, the Compensation Committee adopted the Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) to provide an incentive to our officers with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control.

Upon the occurrence of a change of control, all executive officers except the Chief Executive Officer will receive acceleration of vesting for all shares subject to stock options that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years’ worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and Wind River under the golden parachute provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

If an executive officer other than the Chief Executive Officer is terminated without Cause or voluntarily terminates with Good Reason (as each term is defined in the Change of Control Plan), within 12 months after a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that otherwise would vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares that would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then we will pay that executive’s excise tax liability and all other taxes associated with our payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

The Company reserves the option to make salary continuation severance payments on the Company’s regular payroll schedule over a 12-month period (18 months for the Chief Executive Officer) or to accelerate the timing of the payments. Bonus amounts would be paid in the ordinary course of business, but not later than the time on which bonuses for the fiscal year in which the termination occurs would regularly be paid to individuals remaining employed by the Company. Any benefits payable to an eligible employee under the Change in Control Plan are offset, to the maximum extent permitted by law, by any severance benefits payable by the Company to such individual under any other arrangement covering the individual. Currently, any benefits for which our Chief Executive Officer, Mr. Klein, would be eligible under the Change of Control Plan would be offset in their entirety by payments due under the terms of his employment agreement, described at page 51 hereof.

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. The Severance Plan was amended in June 2003. Eligible employees under the Severance Plan are vice president level or above; however, the Chairman of the Board of Directors and the Chief Executive Officer are not eligible under the Severance Plan. Employees who are eligible for benefits under the Change of Control Plan are not eligible under the Severance Plan, with the result that the Severance Plan shall have no eligible employees for a period of 12 months following a “Change of Control” as such term is defined in the Change of Control Plan. The Severance Plan provides that we will (i) make a cash lump sum payment equal to 26 weeks of base salary and (ii) pay the first six months COBRA continuation coverage premium on behalf of the employee, if the employee elects COBRA continuation coverage. All other non-health benefits will terminate as of the employee’s termination date.

In order to receive benefits, an employee must execute a general waiver and release, as well as a non-competition agreement. Additionally, no employee is eligible for benefits under the Severance Plan if the employee is involuntarily terminated for reasons related to job performance or if the employee voluntarily terminates his or her employment, including by resignation, retirement or failure to return from a leave of absence as scheduled. An employee who has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date is not eligible for benefits under the Severance Benefit Plan except to the extent additional benefits are available under the Severance Benefit Plan that are not provided in his or her individually negotiated agreement. Messrs. Klein and Halifax each have an individually negotiated agreement in place.

Indemnification and Limitation of Director and Officer Liability

We have entered into indemnity agreements with certain officers and directors, which agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings with respect to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Wind River, and otherwise to the full extent permitted under Delaware law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of a registered class of Wind River’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Wind River. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on a review of the copies of such reports furnished to us, that during the fiscal year ended January 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely filed, except for a Form 4 with respect to an initial grant of options to Vincent Rerolle, our Vice President, Corporate Strategy and Development that was filed ten days after its due date.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in the following Audit Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the year ended January 31, 2007, which include our consolidated balance sheets as of January 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended January 31, 2007, 2006 and 2005 and the notes thereto:

1.	The Audit Committee has reviewed and discussed our audited financial statements with management;

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards); and

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2007 for filing with the SEC.

Respectfully submitted by:

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

John C. Bolger, Chairman

Grant M. Inman

Harvey C. Jones

HOUSEHOLDING AND ELECTRONIC DELIVERY

We have adopted a process approved by the Securities and Exchange Commission called “householding.” Under this process, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of the stockholders notifies us that they wish to continue receiving individual copies. This process reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations department at 1-866-296-536 or write to us at Wind River Systems, Inc., Attention: Investor Relations, 500 Wind River Way, Alameda, CA 94501. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy materials electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http://ir.windriver.com.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Ian R. Halifax

Secretary

Alameda, California

May 8, 2007

Appendix A

WIND RIVER SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

Amended and restated March 27, 2007

1.    Purposes of the Plan. The purposes of this Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2.    Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s level of cash and cash equivalents.

(i) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Common Stock of the Company.

(m) “Company” means Wind River Systems, Inc.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 16.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(v) “Fiscal Year” means a fiscal year of the Company.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(cc) “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

(dd) “Option” means a stock option granted pursuant to the Plan.

(ee) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who is neither an Employee nor a Consultant.

(gg) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(hh) “Participant” means the holder of an outstanding Award granted under the Plan.

(ii) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Return on Assets, (h) Return on Equity, (i) Return on Sales, and (j) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

(jj) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 14.

(kk) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 15.

(ll) “Plan” means this 2005 Equity Incentive Plan.

(mm) “Restricted Stock” means Shares granted pursuant to Section 12 of the Plan.

(nn) “Restricted Stock Unit” means an Award granted pursuant to Section 13 of the Plan.

(oo) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(pp) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(qq) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(rr) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ss) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(tt) “Service Provider” means an Employee, Consultant or Director.

(uu) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(vv) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 11 hereof.

(ww) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(xx) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3.    Stock Subject to the Plan. Subject to the provisions of Section 22 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 12,650,000 Shares plus any shares subject to any outstanding options under the Company’s 1987 Equity Incentive Plan, the Company’s 1998 Non-Officer Stock Option Plan, the Company’s 1998 Equity Incentive Plan and the Company’s 1995 Non-Employee Directors’ Stock Option Plan that subsequently expire unexercised, up to a maximum of an additional 2,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share subject thereto. Any Shares or units subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Unit Awards with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as 1.5 shares for every one share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with 1.5 Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when a SAR is exercised, the full number of Shares subject to that portion of the SAR being exercised shall be counted against the numerical limits of the first paragraph of Section 3 above, regardless of the number of shares used to settle the SAR upon exercise. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Performance Units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Performance Units shall not increase the number of Shares available for issuance under the Plan.

4.    Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 24(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.    Eligibility. Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Outside Directors shall receive automatic option awards pursuant to Section 17 hereof and may also receive other awards at the discretion of the Administrator.

6.    No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7.    Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 1,000,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock, Restricted Stock Units and Performance Share Annual Limit. No Participant shall be granted, in any Fiscal Year, more than 500,000 Shares of Restricted Stock, Restricted Stock Units or Performance Shares; provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service.

(c) Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000, provided, however, that such limit shall be $3,000,000 in the Participant’s first Fiscal Year of Company service.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.    Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 22(a).

9.    Term of Plan. The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2005.

10.    Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 22 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

(i) of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which

(ii) become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock

Options. For purposes of this Section 10(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

11.    Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, and as specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether or not it may be settled in cash and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR

Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

12.    Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

13.    Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units. Restricted Stock Units shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator shall pay earned Restricted Stock Units in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

14.    Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

15.    Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

16.    Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

17.    Automatic Stock Option Grants to Outside Directors.

(a) Procedure for Grants. All grants of Options to Outside Directors under this Section 17 shall be automatic and non-discretionary and shall be made in accordance with the following provisions:

(i) Each Outside Director shall be automatically granted an Option to purchase 50,000 Shares (the “First Option”) upon the date on which such person first becomes a Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy.

(ii) On April 1 of each year (A) each Outside Director who was an Outside Director on April 1 of the previous year shall be automatically granted an Option to purchase 15,000 Shares, and (B) each Outside Director who was not an Outside Director on April 1 of the previous year shall receive an option covering the number of Shares determined by multiplying 15,000 Shares by a fraction, the numerator of which is the number of days since the Outside Director received their First Option, and the denominator of which is 365, rounded down to the nearest whole Share (the “Annual Option”). If April 1 is not a trading day, the Fair Market Value per Share on the most recently concluded trading day prior to April 1 shall be used to establish the exercise price per share of options granted pursuant to this Section 17.

(iii) Notwithstanding the provisions of subsections (ii) and (iii) hereof, in the event that an automatic grant hereunder would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan.

(iv) The terms of Options granted under this Section 17 shall be as follows:

(A) the term of the Option shall be ten (10) years.

(B) the Option shall be exercisable only while the Outside Director remains a Service Provider, except as set forth in subsection (c) hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(D) the First Option shall vest as to 25% of the covered Shares on each anniversary of the grant date, so as to become 100% vested on the four year anniversary of the grant date, subject to the Participant remaining a Service Provider through each vesting date.

(E) the Annual Options shall vest as to 100% of the covered Shares on the first anniversary of the grant date, subject to the Participant remaining a Service Provider through such vesting date, but only if the Participant attends at least 75% of the meetings of the Board and the committees of the Board on which the Participant serves which are held during the fiscal year in which the grant was made. If a Participant fails to attend the requisite number of meetings to vest in his or her Annual Option, the Option shall automatically terminate on the first anniversary of the grant date.

(b) Consideration for Exercising Outside Director Stock Options. The consideration to be paid for the Shares to be issued upon exercise of an automatic Outside Director Option shall consist entirely of cash, check, other Shares of Common Stock which have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price, or any combination of such methods of payment.

(c) Post-Service Exercisability.

(i) Termination of Status as a Service Provider. If an Outside Director ceases to remain a Service Provider, he or she may, but only within the earlier to occur of six months from the date of such cessation or the end of the original Option term, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such cessation. To the extent that he or she was not entitled to exercise an Option at the date of such cessation, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(ii) Disability of Outside Director. Notwithstanding the provisions of Section 17(c)(i) above, in the event a Director ceases to remain a Service Provider as a result of his or her Disability, he or she may, but only within the earlier to occur of twelve months from the date of such cessation or the end of the original Option term, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such cessation. To the extent that he or she was not entitled to exercise an Option at the date of such cessation, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(iii) Death of Outside Director. Notwithstanding the provisions of Section 17(c)(i) above, in the event a Director ceases to remain a Service Provider as a result of his or her death, he or she may, but only within the earlier to occur of eighteen months from the date of such cessation or the end of the original Option term, exercise his or her Option. If he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

18.    Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

19.    Part-Time Service. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee transitions to a work schedule under which they are customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

20.    Death of Participant. Unless determined otherwise by the Administrator and set forth in an Award Agreement, in the event a Participant dies while a Service Provider, then 100% of the Shares or units subject to his or her outstanding Awards shall vest 100% on the date of death.

21.    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event shall an Award be transferable for value.

22.    Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) fiscal year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

(i) Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (except for Outside Director Options granted pursuant to Section 17 hereof). With respect to (i) Outside Director Options granted pursuant to Section 17 hereof, and (ii) Options or SARs that the successor corporation refuses to assume or substitute, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable pursuant to the preceding sentence, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Restricted Stock

Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

23.    Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

24.    Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Stock Plan without obtaining stockholder approval.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

25.    Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

26.    Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 24(b) of the Plan.

27.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Appendix B

WIND RIVER SYSTEMS, INC.

SECTION 162(m) PERFORMANCE INCENTIVE AWARD PLAN

Adopted March 27, 2007

1.    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by offering Participants the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of incentive awards that qualify as performance-based compensation under section 162(m) of the Code.

2.    Definitions.

(a) “Actual Award” means as to any Performance Period, the actual cash award (if any) payable to the Participant for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Actual Award otherwise payable.

(b) “Base Salary” means as to any Performance Period, the Participant’s earned salary during that Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(f) “Company” means Wind River Systems, Inc.

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as Performance-Based Compensation.

(h) “Fiscal Year” means a fiscal year of the Company.

(i) “Maximum Award” means as to any Participant for any Performance Period, three times the Participant’s Target Award.

(j) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(k) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(l) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(m) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals applicable to an Actual Award and/or Target Award may provide for a targeted level or levels of achievement using one or more of the following objectively determinable measures: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue,

(v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or adjusted to exclude any or all non-GAAP items), (vi) earnings per share (on a GAAP or non-GAAP basis), (vii) growth in any of the foregoing measures, (viii) stock price, (ix) return on equity or average stockholders’ equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit, controllable operating profit, or net operating profit, (xvii) operating margin, (xviii) cash conversion cycle, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxiii) improvement in workforce diversity, (xxiv) customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, (xxix) bookings, and (xxx) individual employee performance metrics. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal may be tested or measured, as applicable, (1) in absolute terms, (2) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (3) on a per share and/or share per capita basis, (4) against the performance of the Company as a whole or against particular segments or products of the Company, and/or (5) on a pre-tax or after-tax basis. On or prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than GAAP).

(n) “Performance Period” means any Fiscal Year or such other period shorter or longer than a Fiscal Year, as determined by the Committee in its sole discretion. However, no Performance Period shall have a duration longer than three Fiscal Years. Also, with respect to any Participant, no more than three Performance Periods shall exist at any one time.

(o) “Plan” means this Performance Incentive Award Plan, as amended from time to time.

(p) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(q) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.    Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.    Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5.    Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.

6.    Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7.    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.

8.    Determination of Awards; Award Payment.

(a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs terminates his or her employment with the Company prior to the date the Actual Award otherwise is to be paid.

(b) Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Payment. The Company shall pay all Actual Awards in cash paid to the Participant.

(d) Timing of Payments. Except as provided in Section 8(e), the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period, but in no event later than 90 days after the end of the applicable Performance Period.

(e) Deferral. The Committee may defer payment of, and apply a vesting schedule to, one or more Actual Awards, or any portion(s) thereof, as the Committee (in its sole discretion) determines, except that no such vesting schedule may exceed four years. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.    Term of Plan. Subject to approval of the Company’s stockholders at the Company’s 2007 Annual Meeting, the Plan shall become effective on February 1, 2008. The Plan shall continue until terminated under Section 10 of the Plan.

10.    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Actual Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Actual Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.    Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.    Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.

13.    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15.    Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16.    Governing Law. The Plan shall be governed by the laws of the State of California (without regard to its conflict of laws provisions).

Appendix C

WIND RIVER SYSTEMS, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED THROUGH MARCH 27, 2007

1.    PURPOSE.

(a) The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of the Common Stock of the Company.

(b) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c) The Company intends that the Purchase Rights be considered options issued under an Employee Stock Purchase Plan.

2.    DEFINITIONS.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means a committee appointed by the Board in accordance with Section 3(c) of the Plan.

(d) “Common Stock” means the common stock of the Company.

(e) “Company” means Wind River Systems, Inc., a Delaware corporation.

(f) “Contributions” means the payroll deductions, and other additional payments specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount through payroll deductions withheld during the Offering.

(g) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company;

(ii) a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(h) “Director” means a member of the Board.

(i) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(j) “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. Neither service as a Director nor payment of a director’s fee shall be sufficient to make an individual an Employee of the Company or a Related Corporation.

(k) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of the security, unless otherwise determined by the Board, shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(n) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

(o) “Offering Date” means a date selected by the Board for an Offering to commence.

(p) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(r) “Plan” means this Wind River Systems, Inc. Amended and Restated Employee Stock Purchase Plan.

(s) “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(t) “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(u) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(v) “Related Corporation” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Trading Day” means any day the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

3.    ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Purchase Rights shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in Section 15.

(v) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(c) The Board may delegate administration of the Plan to a Committee of the Board composed of one (1) or more members of the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. If administration is delegated to a Committee, references to the Board in this Plan and in the Offering document shall thereafter be deemed to be to the Board or the Committee, as the case may be.

4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 14 relating to adjustments upon changes in securities, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate Seven Million Eight Hundred Thousand (7,800,000) shares of Common Stock, plus an automatic annual increase to be added on the first day of the fiscal year of the Company for a period of five (5) years, commencing on the first day of the fiscal year that begins on February 1, 2008 and ending on (and including) the first day of the fiscal year that begins on February 1, 2012 (each such day, a “Calculation Date”), equal to Three Hundred Thousand (300,000) shares of Common Stock; provided, however that such annual increase consists of shares repurchased by the Company in the open market; and provided, further, that notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by a lesser number of shares of Common Stock as the Board shall determine. If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

5.    GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

6.    ELIGIBILITY.

(a) Except as provided in Section 6(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide in an Offering that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and/or and more than five (5) months per calendar year.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

7.    PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%), of such Employee’s Earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

(b) The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

8.    PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s Earnings (as defined in each Offering) during the Offering (not to exceed the maximum percentage specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the Participant) under the Offering, and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

(d) Purchase Rights shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Section 13 and, during a Participant’s lifetime, shall be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

9.    EXERCISE.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 8(b), or is not eligible to participate in such Offering, as provided in Section 6, in which case such amount shall be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights of any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights of any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock) shall be distributed to the Participants.

10.    COVENANTS OF THE COMPANY.

The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares of Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

11.    USE OF PROCEEDS FROM SHARES OF COMMON STOCK.

Proceeds to the Company from the sale of shares of Common Stock pursuant to Purchase Rights by Participants shall constitute general funds of the Company.

12.    RIGHTS AS A STOCKHOLDER.

A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

13.    DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering.

(b) The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14.    ADJUSTMENTS UPON CHANGES IN SECURITIES; CORPORATE TRANSACTIONS.

(a) If any change is made in the shares of Common Stock, subject to the Plan, or subject to any Purchase Right, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the type(s), class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 4(a), and the outstanding Purchase Rights shall be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such outstanding Purchase Rights. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not continue or assume such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then, the Participants’ accumulated Contributions shall be used to purchase shares of Common Stock within five (5) business days prior to the Corporate Transaction under the ongoing Offering, and the Participants’ Purchase Rights under the ongoing Offering shall terminate immediately after such purchase.

15.    AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 14 relating to adjustments upon changes in securities and except as to amendments solely to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Related Corporation, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

(b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Purchase Rights into compliance therewith.

(c) The rights and obligations under any Purchase Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan except: (i) with the consent of the person to whom such Purchase Rights were granted, or (ii) as necessary to comply with any laws or governmental regulations (including, without limitation, the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans).

16.    TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares of Common Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Any benefits, privileges, entitlements and obligations under any Purchase Rights while the Plan is in effect shall not be impaired by suspension or termination of the Plan except (i) as expressly provided in the Plan or with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, regulations, or listing requirements, or (iii) as necessary to ensure that the Plan and/or Purchase Rights comply with the requirements of Section 423 of the Code.

17.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Purchase Rights shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

18.    MISCELLANEOUS PROVISIONS.

(a) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(b) The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws.

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WIND RIVER SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2007

The undersigned stockholder of Wind River Systems, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2007, and hereby appoints Kenneth Klein and Ian Halifax, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River Systems, Inc. to be held at 500 Wind River Way, Alameda, California on Wednesday, June 13, 2007 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 and 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

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WIND RIVER SYSTEMS, INC.
The Board of Directors recommend a vote FOR the nominees listed below in Proposal 1 and FOR Proposal 2, 3, 4 and 5.
Vote On Directors
1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The nominees are as follows:		For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s member on the line below.
(01) John C. Bolger (02) Jerry L. Fiddler (03) Narendra K. Gupta (04) Grant M. Inman	(05) Harvey C. Jones (06) Kenneth R. Klein (07) Standish H. O’Grady	☐	☐	☐

Vote on Proposal	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the registered public accounting firm for Wind River Systems, Inc. for the fiscal year ending January 31, 2008.	☐	☐	☐

3. To approve an amendment of Wind River’s 2005 Equity Incentive Plan.	☐	☐	☐

4. To approve the Wind River Section 162(m) Performance Incentive Award Plan.	☐	☐	☐

5. To approve an amendment of Wind River’s 1993 Employee Stock Purchase Plan.	☐	☐	☐

In their discretion, the holders of this proxy are authorized to vote at the Annual Meeting of Stockholders upon such other business that may properly come before the meeting or any continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date